                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant  [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                          HEALTHSOUTH Corporation
                ________________________________________________

                (Name of Registrant as Specified In Its Charter)


               ________________________________________________

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check appropriate box):

[x]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
         or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

(1)      Title of each class of securities to which transaction applies:

         _______________________________________________________________________

(2)      Aggregate number of securities to which transaction applies:

         _______________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *1

         _______________________________________________________________________
(4)      Proposed maximum aggregate value of transaction:

         _______________________________________________________________________
*1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount previously paid:
         _______________________________________________________________________

(2)      Form, Schedule or Registration Statement No.:
         _______________________________________________________________________

(3)      Filing Party:
         _______________________________________________________________________

(4)      Date Filed:
         _______________________________________________________________________

                           HEALTHSOUTH CORPORATION
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                                                 April 1, 1996

   The Annual Meeting of Stockholders of HEALTHSOUTH Corporation (the "Company") will be held at Two Perimeter Park South, Birmingham, Alabama, on Thursday, May 2, 1996, at 2:00 p.m., C.D.T., for the following purposes:

   1. To elect fourteen Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

   2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   Stockholders of record at the close of business on March 26, 1996, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

   If you cannot attend the Annual Meeting in person, please date and execute the accompanying Proxy and return it promptly to the Company. If you attend the Annual Meeting, you may revoke your Proxy and vote in person if you desire to do so, but attendance at the Annual Meeting does not of itself serve to revoke your Proxy.


ANTHONY J. TANNER
Secretary

                           HEALTHSOUTH CORPORATION

                               PROXY STATEMENT

                                 INTRODUCTION


   This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share, of HEALTHSOUTH Corporation (the "Company") in connection with the solicitation of Proxies by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 2, 1996 or any adjournment thereof. A form of Proxy for use at the Annual Meeting is also enclosed. Any such Proxy may be revoked by a stockholder at any time before it is exercised by either giving written notice of such revocation to the Secretary of the Company or submitting a later-dated Proxy to the Company prior to the Annual Meeting. A stockholder attending the Annual Meeting may revoke his Proxy and vote in person if he desires to do so, but attendance at the Annual Meeting will not of itself revoke the Proxy.

   The Company's principal executive offices are located at Two Perimeter Park South, Birmingham, Alabama 35243. The Company's telephone number is (205) 967-7116.

   Proxy materials will be mailed to stockholders by the Management of the Company on or about April 1, 1996. The Company has retained Chemical Bank to solicit proxies on its behalf and will pay Chemical Bank a fee of $6,000 for those services. The Company will reimburse Chemical Bank for out-of-pocket expenses incurred in connection with such solicitation. Additional solicitation may be made by mail, telephone or telegram by the officers or regular employees of the Company, who will receive no additional compensation therefor. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The entire expense of solicitation, including the cost of preparing, assembling and mailing the proxy materials, will be borne by the Company.


   The purpose of the Annual Meeting of Stockholders is to elect a Board of Directors to serve until the next Annual Meeting of Stockholders. The Company is not aware at this time of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters. Shares represented by executed and unrevoked Proxies will be voted in accordance with instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the stockholders of the Company. Accordingly, abstentions and broker non-votes will not affect the vote to be taken on the election of Directors, which requires for approval the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

   As to all matters that may come before the Annual Meeting, each stockholder will be entitled to one vote for each share of Common Stock of the Company held by him at the close of business on March 26, 1996. The holders of a majority of the shares of Common Stock of the Company present in person or by proxy and entitled to vote will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. At March 26, 1996, the record date for the Annual Meeting, there were 144,255,488 shares of Common Stock outstanding.


Dissenters' Rights of Appraisal

   There are no dissenters' rights of appraisal in connection with any vote of stockholders to be taken at the 1996 Annual Meeting of Stockholders.

Proposals by Stockholders

   Any proposals by stockholders of the Company intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's Proxy Statement and form of Proxy by December 3, 1996.

                              ELECTION OF DIRECTORS

Nominees for Director

   At the Annual Meeting, fourteen Directors are to be elected. The Bylaws of the Company permit the Board of Directors to determine the number of Directors of the Company. Unless other instructions are specified, the enclosed Proxy will be voted in favor of the persons named below to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for the election of each Director. In the event any of the nominees shall be unable to serve as a Director, it is the intention of the persons designated as proxies to vote for substitutes selected by the Board of Directors. The Board of Directors of the Company has no reason to believe that any of the nominees named below will be unable to serve if elected.

   The following table sets forth certain information concerning the twelve nominees for Director of the Company:

                                Principal Occupation                                   A Director
Name ...................  Age   and All Positions With the Company                     Since
Richard M. Scrushy......   43   Chairman of the Board and Chief Executive Officer and
                                Director                                                1984
Phillip C. Watkins,
M.D.....................   54   Physician, Birmingham, Alabama, and Director            1984
George H. Strong........   69   Private Investor, Locust, New Jersey, and Director      1984
C. Sage Givens..........   39   General Partner, Acacia Venture Partners, and
                                Director                                                1985
Charles W. Newhall III .   51   Partner, New Enterprise Associates Limited
                                Partnerships, and Director                              1985
Aaron Beam, Jr..........   52   Executive Vice President and Chief Financial Officer
                                and Director                                            1993
James P. Bennett........   38   President and Chief Operating Officer and Director      1993
Larry R. House..........   52   Chairman of the Board, President and Chief Executive
                                Officer, MedPartners/Mullikin, Inc., and Director       1993
Anthony J. Tanner.......   47   Executive Vice President -- Administration and
                                Secretary and Director                                  1993
John S. Chamberlin......   67   Private Investor, Princeton, New Jersey, and Director   1993
Richard F. Celeste......   58   Managing Partner, Celeste and Sabaty, Ltd. and
                                Director                                                1991
P. Daryl Brown..........   41   President -- HEALTHSOUTH Outpatient Centers and
                                Director                                                1995
Joel C. Gordon..........   67   Private Investor, Nashville, Tennessee, Consultant to
                                the Company and Director                                1996
Raymond J. Dunn, III ...   53   Private Investor, Woburn, Massachusetts, Consultant
                                to the Company and Director                             1996


   Richard M. Scrushy, one of the Company's management founders, has served as Chairman of the Board and Chief Executive Officer of the Company since 1984, and also served as President of the Company from 1984 until March 1995. From 1979 to 1984, Mr. Scrushy was with Lifemark Corporation, a publicly-owned healthcare corporation, serving in various operational and management positions. Mr. Scrushy is also a director of MedPartners/Mullikin, Inc., a publicly-traded physician practice management company, and Chairman of the Board of Capstone Capital, Inc., a publicly-traded real estate investment trust. He also serves on the boards of directors of several privately-held healthcare corporations.

   Phillip C. Watkins, M.D., FACC, is and has been in private practice for more than five years with Cardiovascular Associates, P.C. in Birmingham, Alabama. A graduate of The Medical College of Alabama, Dr. Watkins is a Diplomate of the American Board of Internal Medicine. He is also a Fellow of the American College of Cardiology and the Subspecialty Board of Cardiovascular Disease.

   George H. Strong retired as senior vice president and chief financial officer of Universal Health Services, Inc. in December 1984, a position he held for more than six years. Mr. Strong is a private investor and continued to act as a Director of Universal Health Services, Inc., a publicly-traded hospital management corporation, until 1993. Mr. Strong is also a director of Core Funds, a public mutual fund group, Integrated Health Services, Inc., a publicly-traded healthcare corporation, and AmeriSource, Inc., a large drug wholesaler.

   C. Sage Givens is a general partner of Acacia Venture Partners, a private venture capital fund capitalized at $66,000,000. From 1983 to June 30, 1995, Ms. Givens was a general partner of First Century Partners, a private venture capital fund capitalized to $100,000,000. Ms. Givens managed the fund's healthcare investments. Ms. Givens serves on the boards of directors of PhyCor, Inc., a publicly-traded healthcare corporation, and several privately-held healthcare companies.

   Charles W. Newhall III is a general partner and founder of New Enterprise Associates Limited Partnerships, Baltimore, Maryland, where he has been engaged in the venture capital business since 1978. Mr. Newhall is also a director of Integrated Health Services, Inc., MedPartners/Mullikin, Inc. and Opta Food Ingredients, Inc., all of which are publicly-traded corporations.

   Aaron Beam, Jr., C.P.A., a management founder, serves as Executive Vice President and Chief Financial Officer of the Company and was elected a Director in February 1993. From 1980 to 1984, Mr. Beam was employed by Lifemark Corporation in several financial and operational management positions for the Shared Services Division, including division controller. Mr. Beam is a director of Ramsey Healthcare, Inc., a publicly-traded healthcare corporation.

   James P. Bennett joined the Company in May 1991 as Director of Inpatient Operations, was promoted to Group Vice President -- Inpatient Rehabilitation Operations in September 1991, again to President and Chief Operating Officer -- HEALTHSOUTH Rehabilitation Hospitals in June 1992, to President -- HEALTHSOUTH Inpatient Operations in February 1993, and to President and Chief Operating Officer of the Company in March 1995. Mr. Bennett was elected a Director in February 1993. From August 1987 to May 1991, Mr. Bennett was employed by Russ Pharmaceuticals, Inc., Birmingham, Alabama, as Vice President -- Operations, Chief Financial Officer, Secretary and director. Mr. Bennett served as certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from October 1980 to August 1987.

   Larry R. House is Chairman of the Board, President and Chief Executive Officer of MedPartners/Mullikin, Inc. a publicly-traded physician practice management firm, a position he assumed as his principal occupation in August 1993. Mr. House was elected a Director of the Company in February 1993. At the same time he became President -- HEALTHSOUTH International, Inc. and New Business Ventures, a position which he held until August 31, 1994, when he terminated his employment with the Company to concentrate on his duties at MedPartners/Mullikin. Mr. House joined the Company in September 1985 as Director of Marketing, subsequently served as Senior Vice President and Chief Operating Officer of the Company, and in June 1992 became President and Chief Operating Officer -- HEALTHSOUTH Medical Centers. Prior to joining the Company, Mr. House was president and chief executive officer of a provider of clinical contract management services for more than ten years.

   Anthony J. Tanner,  Sc.D.,  a management  founder,  serves as Executive  Vice
President -- Administration and Secretary of the Company and was elected a Director in February 1993. From 1980 to 1984, Mr. Tanner was with Lifemark
Corporation in the Shared Services Division as director, clinical and professional programs (1982-1984) and director, quality assurance and education (1980-1982), where he was responsible for the development of clinical programs and marketing programs.

   P. Daryl Brown joined the Company in April 1986 and served until June 1992 as Group VicePresident -- Outpatient Operations. He became President -- HEALTHSOUTH Outpatient Centers in June 1992, and was elected as a Director in March 1995. From 1977 to 1986, Mr.Brown served with the American Red Cross, Alabama Region, in several positions, including Chief Operating Officer, Administrative Director for Financing and Administration and Controller.

   John S. Chamberlin retired in 1988 as president and chief operating officer of Avon Products, Inc., a position he had held since 1985. From 1976 until 1985, he served as chairman and chief executive officer of Lenox, Incorporated, after 22 years in various assignments for General Electric. From 1990 to 1991, he served as chairman and chief executive officer of New Jersey Publishing Co. Mr. Chamberlin is chairman of the board of Life Fitness Company and WNS, Inc., and is a director of The Scotts Company. He is a member of the Board of Trustees of the Medical Center at Princeton and the Board of Overseers of Parsons School of Design and is a trustee of the Woodrow Wilson National Fellowship Foundation.

   Richard F. Celeste originally joined the Board of Directors in 1991, took a leave of absence from the Board of Directors in August 1993 to head the Democratic National Committee's healthcare reform campaign, and rejoined the Board in May 1994. He is Managing Partner of Celeste and Sabaty, Ltd., a business advisory firm located in Columbus, Ohio, which assists United States companies to build strategic business alliances in Europe, Africa, South Asia and the Pacific Rim. He served as Governor of Ohio from 1983 to 1991, during which time he chaired the National Governors' Association Committee on Science and Technology, and directed the United States Peace Corps from 1979 to 1981. He is a member of the Advisory Council of the Carnegie Commission on Science, Technology and Government, and chairs Carnegie's Task Force on Science, Technology and the States. He is a director of Navistar International, Inc. and Republic Engineered Steels, Inc., both of which are publicly-traded companies.

   Joel C. Gordon served as Chairman of the Board of Directors of Surgical Care Affiliates, Inc. ("SCA") from its founding in 1982 until January 17, 1996, when SCA was acquired by the Company. Mr.Gordon also served as Chief Executive Officer of SCA from 1987 until January 17, 1996. Mr.Gordon serves on the boards of directors of Genesco, Inc., an apparel manufacturer, HealthWise of America, Inc., an owner and operator of health maintenance organizations, and SunTrust Bank of Nashville, N.A.

   Raymond J. Dunn, III served as Chief Executive Officer of Advantage Health Corporation ("Advantage Health") from 1986 until March 14, 1996, when Advantage Health was acquired by the Company. In addition, he served as Chairman of its Board of Directors from 1990 to March 14, 1996 and as its President from 1994 to March 14, 1996. From 1987 to 1990, he served as ViceChairman of the Board of Advantage Health. From 1979 to 1986, Mr.Dunn was Chief Executive Officer of a former subsidiary of Advantage Health responsible for management of Advantage Health's operations. From 1970 to 1978, he was Administrator of New England Rehabilitation Hospital, Inc.

   Directors hold office until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

Management Matters

   There are no arrangements or understandings known to the Company between any of the Directors, nominees for Director or executive officers of the Company and any other person pursuant to which any such person was elected as a Director or an executive officer, except the Employment Agreement between the Company and Richard M. Scrushy described under "Executive Compensation and Other Information
- -- Audit and Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation" in this Proxy Statement and except that Mr. Gordon and Mr.

Dunn were initially named to the Board of Directors under the terms of the merger agreements pursuant to which the Company acquired SCA and Advantage Health, respectively. There are no family relationships between any Directors, nominees for Director or executive officers of the Company. The Board of Directors of the Corporation held a total of 11 meetings and acted by unanimous written consent four times during 1995.

   There are no employment contracts between the Company and any executive officer named in the Summary Compensation Table under "Executive Compensation and Other Information -- Executive Compensation -- General", other than the
Employment Agreement with Richard M. Scrushy described under "Executive Compensation and Other Information -- Audit and Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation" in this Proxy Statement. Except for such Employment Agreement and except for the broad-based retirement plans of the Company described under "Executive Compensation and Other Information -- Retirement Investment Plan" and "Executive Compensation and Other Information -- Employee Stock Benefit Plan", there are no compensatory plans or arrangements with respect to any such executive officer which result or will result from the resignation, retirement or any other termination of such executive officer's employment with the Company and its subsidiaries or from a change in control of the Company or from a change in such executive officer's responsibilities following a change in control of the Company.

   The Audit and Compensation Committee of the Board is responsible for reviewing all reports from the Company's auditors, monitoring internal controls and reviewing the Company's compensation program, as well as administering the Company's stock option plans. On June6, 1995, C. Sage Givens, George H. Strong and Phillip C. Watkins, all of whom are outside Directors, were appointed to serve on this committee for a period of one year or until their successors are appointed. They continue to serve in such capacity. This committee held two meetings and acted three times by unanimous written consent during 1995.

   The  Company  has  no  other  standing  audit,   nominating  or  compensation
committees of the Board of Directors.

Compliance With Section 16(a) of the
Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and beneficial owners of more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no reports on Form 5 were required, the Company believes that for the period from January 1, 1995 through December31, 1995, all of its officers, Directors and greater-than-10% beneficial owners complied with
Section 16(a) filing requirements applicable to them, except as set forth below.

   Larry R. House, a Director of the Company, failed to timely report a total of 17 sales of the Company's Common Stock between February 10, 1993 and March 23, 1995. In addition, two acquisitions of Common Stock pursuant to the exercise of stock options on October 13, 1994 were not timely reported. All such transactions were reported on Mr.House's Form 5 filed in February 1996.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation -- General

   The following table sets forth compensation paid or awarded to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for all services rendered to the Company and its subsidiaries in 1993, 1994 and 1995.

                                   Summary Compensation Table

                                   Annual Compensation                    Long-Term Compensation
                                   -------------------                    ----------------------
                                                                     Stock      Long-Term       All
                                                 Bonus/Annual        Option     Incentive    Other Com-
Name and Principal Position     Year     Salary  Incentive Award     Awards      Payouts    pensation(1)
- ---------------------------     ----     ------  ---------------     ------      -------    ------------
Richard M. Scrushy              1993 $  820,768  $1,900,000         271,000        --     $   10,796
Chairman of the Board           1994  1,207,228   2,000,000              --        --         12,991
and Chief Executive
Officer                         1995  1,737,526   5,000,000       1,000,000                  650,108 (2)

James P. Bennett                1993 $  250,514     130,000          40,000        --     $    6,640
President and Chief             1994    357,740     250,000              --        --         10,760
Operating Officer               1995    371,558     600,000         150,000        --          7,835

Michael D. Martin               1993 $  113,049     100,000          30,000        --     $    7,635
Senior Vice President           1994    189,013     250,000              --        --          7,311
and Treasurer                   1995    165,626     500,000          85,000        --          7,919

P. Daryl Brown                  1993 $  182,707     160,000          20,000        --     $    7,701
President -- HEALTHSOUTH        1994    272,573     200,000              --        --         10,226
Outpatient Centers              1995    263,462     300,000         130,000        --          8,580

Aaron Beam, Jr                  1993 $  252,039     100,000          25,000        --     $    9,342
Executive Vice President        1994    298,223     175,000              --        --         11,272
and Chief Financial
Officer                         1995    247,903     300,000         100,000        --          8,695

(1) Includes car allowances of $500 per month for Mr. Scrushy and $350 per month for the other named officers. Also includes (a) matching contributions under the Company's Retirement Investment Plan for 1993, 1994 and 1995, respectively, of: $393, $318 and $292 to Mr. Scrushy; $380, $355 and $900 to Mr. Beam; $453, $625 and $900 to Mr. Bennett; $325, $526
      and $900 to Mr. Martin; and $473, $274 and $900 to Mr. Brown; (b) awards under the Company's Employee Stock Benefit Plan for 1993, 1994 and 1995, respectively, of $3,123, $4,910 and $1,626 to Mr. Scrushy; $3,123, $4,910
      and $1,626 to Mr. Beam; $1,102, $4,910 and $1,626 to Mr. Bennett;  $3,057,
      $1,345  and  $1,626 to  Mr.Martin;  and  $2,846,  $4,910 and $1,626 to Mr.
      Brown; and (c) split-dollar life insurance premiums paid in 1993 and 1994 of $1,280, $1,723 and $2,190 with respect to Mr. Scrushy; $1,639, $1,807 and $1,969 with respect to Mr. Beam; $885, $1,025 and $1,109 with respect to Mr. Bennett; $53, $1,240 and $1,193 with respect to Mr. Martin; and $182, $842 and $1,854 with respect to Mr. Brown. See "Executive Compensation and Other Information -- Retirement Investment Plan" and "Executive Compensation and Other Information -- Employee Stock Benefit Plan".

(2) In addition to the amounts described in the preceding footnote, includes the conveyance of real property valued at $640,000 to Mr.Scrushy. See "Certain Transactions".

                                        6



Stock Option Grants in 1995



                                             Individual Grants
                                 % of Total
                                   Options
                      Number of   Granted to       Exercise                  Grant Date
                       Options   Employees in       Price     Expiration       Present
    Name               Granted  Fiscal Year       Per Share      Date         Value(1)
    ----               -------  -----------       ---------      ----         --------

Richard M. Scrushy   1,000,000      32.6%         $ 16.75       6/6/2005   $11,070,000
James P. Bennett        50,000                     19.375      3/10/2005       675,500
                       100,000       4.9%           16.75       6/6/2005     1,107,000
Michael D. Martin       60,000                      16.75       6/6/2005       664,200
                        25,000       2.8%           30.75     12/14/2005       451,750
P.Daryl Brown           30,000                     19.375      3/10/2005       405,300
                       100,000       4.2%           16.75       6/6/2005     1,107,000
Aaron Beam, Jr         100,000       3.3%           16.75       6/6/2005     1,107,000

(1) Based on the Black-Scholes option pricing model adapted for use in valuating executive stock options. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to certain variables, including the following: (i) stock price volatility is assumed to be 48 at March 10, 1995, 45 at June 6, 1995 and 36 at December 14, 1995; (ii) the risk-free rate of return is assumed to be 7.17% at March 10, 1995, 6.25% at June 6, 1995 and 5.76% at December 14, 1995; (iii) dividend yield is assumed to be 0; and (iv) the time of exercise is assumed to be the expiration date of the option.

Stock Option Exercises in 1995 and Option Values at December 31, 1995


                               Number                                                    Value of Unexercised
                             of Shares                Number of Unexercised Options     In-the-Money Options
                              Acquired                     at December 31, 1995          at December 31, 1995
                                on          Value     ----------------------------  ------------------------------
      Name                   Exercise     Realized   Exercisable   Unexercisable    Exercisable    Unexercisable
      ----                  --------     --------   -----------   -------------    -----------    -------------
Richard M. Scrushy               -0-    $      -0-     6,686,262             -0-   $136,449,400   $          -0-
James P. Bennett              10,000       111,850       360,000          15,000      6,252,600          323,400
Michael D. Martin             30,000       395,550        63,000          71,250        822,336          991,163
P. Daryl Brown                   -0-           -0-       441,000          15,000      8,332,353          323,400
Aaron Beam, Jr               123,100     1,556,845       176,250             -0-      2,881,450              -0-

(1) Does not reflect any options granted and/or exercised after December 31, 1995. The net effect of any such grants and exercises is reflected in the table appearing under "Principal Stockholders".

(2) Represents the difference between market price of the Company's Common Stock and the respective exercise prices of the options at December 31, 1995. Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of the Common Stock at the time of any such exercise and thus are dependent upon future performance of the Common Stock.

Stockholder Return Comparison (1)

   Set forth below is a line graph comparing the total returns of the Company's Common Stock, the Standard & Poor's 500 (S&P 500) Index and a peer group index ("Rehab Index") compiled by the Company, consisting of Tenet Healthcare Corporation and NovaCare, Inc., publicly-traded healthcare companies whose businesses are similar in some respects to that of the Company. The graph assumes $100 invested on December 31, 1990, in HEALTHSOUTH Common Stock and each of the indices. The Rehab Index has been weighted for market capitalization, and the Company assumes reinvestment of dividends for purposes of the graph.

 #############################################################################

                                IMAGE OMITTED

December 31            HEALTHSOUTH           S&P 500        Rehab Index
- -----------            -----------           -------        -----------

1990                       100                 100               100
1991                       211                 131               111
1992                       158                 141               115
1993                       152                 155               106
1994                       219                 156               108
1995                       350                 215               108

 #############################################################################

_____________

(1)   In previous  proxy  statements  of the Company,  the Rehab Index  included
      Continental Medical Systems, Inc. ("CMS"). In February 1995, CMS was acquired by Horizon Healthcare Corp., which was the surviving corporation in the merger. Because CMS was not publicly traded during all of 1995, data relating to CMS have been deleted from the Rehab Index for all periods.

Stock Option Plans


   Set forth below is information concerning the various stock option plans of the Company at December 31, 1995.

1984 Incentive Stock Option Plan

   The Company had a 1984 Incentive Stock Option Plan (the "ISO Plan"), intended to qualify under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), covering an aggregate of 2,400,000 shares of Common Stock. The ISO Plan expired on February 28, 1994, in accordance with its terms. As of December 31, 1995, there were outstanding under the ISO Plan options to purchase 21,353 shares of the Company's Common Stock at prices ranging from $2.71 to $7.57 per share. All such options remain in full force and effect in accordance with their terms and the ISO Plan. Under the ISO Plan, which was administered by the Board of Directors, key employees could be granted options to purchase shares of Common Stock at 100% of fair market value on the date of grant (or 110% of fair market value in the case of a 10% stockholder/grantee). The outstanding options granted under the ISO Plan must be exercised within ten years from the date of grant, are cumulatively exercisable with respect to 25% of the shares covered thereby after the expiration of each of the first through the fourth years following the date of grant, are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and expire within three months after termination of employment, unless such termination is by reason of death.

1988 Non-Qualified Stock Option Plan

   The Company also has a 1988 Non-Qualified Stock Option Plan (the "NQSO Plan") covering a maximum of 2,400,000 shares of Common Stock. As of December 31, 1995, there were outstanding under the NQSO Plan options to purchase 167,180 shares of the Company's Common Stock at prices ranging from $5.04 to $16.75 per share. An additional 3,650 shares were reserved for grants under the NQSO Plan.The NQSO Plan, which is administered by the Board of Directors (except with respect to options granted to Directors, as to which it is administered by an Independent Stock Option Committee), provides that Directors, executive officers and other key employees may be granted options to purchase shares of Common Stock at 100% of fair market value on the date of grant. The NQSO Plan terminates on the earliest of (a) February 28, 1998, (b) such time as all shares of Common Stock reserved for issuance under the NQSO Plan have been acquired through the exercise of options granted thereunder or (c) such earlier time as the Board of Directors of the Company may determine. Options granted pursuant to the NQSO Plan have a ten-year term are exercisable at any time during such period, are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and expire within three months of termination of association with the Company as a Director or termination of employment, unless such termination is by reason of death.

1989, 1990, 1991, 1992, 1993 and 1995 Stock Option Plans

   The Company also has a 1989 Stock Option Plan (the "1989 Plan"), a 1990 Stock Option Plan (the "1990 Plan"), a 1991 Stock Option Plan (the "1991 Plan"), a 1992 Stock Option Plan (the "1992 Plan"), a 1993 Stock Option Plan (the "1993 Plan") and a 1995 Stock Option Plan (the "1995 Plan"), under each of which incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted. The 1989, 1990, 1991, 1992, 1993 and 1995 Plans cover a maximum of 1,200 shares, 1,800 shares, 5,600,000 shares, 2,800,000 shares, 2,800,000 shares and 3,500,000 (to be increased by 0.9% of the outstanding Common Stock of the Company on each January 1, beginning January 1, 1996) shares, respectively, of the Company's Common Stock. As of December 31, 1995, there were outstanding options to purchase an aggregate of 13,458,221 shares of the Company's Common Stock under such Plans at exercise prices ranging from $5.04 to $30.75 per share. An additional 1,236,004 shares were reserved for grants under such Plans. Each of the 1989, 1990, 1991, 1992, 1993 and 1995 Plans is administered in the same manner as the NQSO Plan and provides that Directors, executive officers and other key employees may be granted options to purchase shares of Common Stock at 100% of fair market value on the date of grant. The 1989, 1990, 1991, 1992, 1993 and 1995 Plans terminate on the earliest of (a) October 25, 1999, October 15, 2000, June 19, 2001, June 16, 2002, April 19, 2003 and June 5, 2005,
respectively, (b) such time as all shares of Common Stock reserved for issuance under the respective Plan have been acquired through the exercise of options granted thereunder, or (c) such earlier times as the Board of Directors of the Company may determine. Options granted under these Plans which are designated as ISOs contain vesting provisions similar to those contained in options granted under the ISO Plan and have a ten-year term. NQSOs granted under these Plans have a ten-year term. Options granted under these Plans are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and will expire within three months of termination of association with the Company as a Director or termination of employment, unless such termination is by reason of death.

1993 Consultants' Stock Option Plan

   The Company also has a 1993 Consultants' Stock Option Plan (the "1993 Consultants' Plan"), under which NQSOs may be granted, covering a maximum of 1,500,000 shares of Common Stock. As of December 31, 1995, there were outstanding under the 1993 Consultants' Plan options to purchase 905,000 shares of Common Stock at prices ranging from $6.75 to $30.75 per share. The 1993 Consultants' Plan, which is administered in the same manner as the NQSO Plan, provides that certain non-employee consultants who provide significant services to the Company may be granted options to purchase shares of Common Stock at such prices as are determined by the Board of Directors or the appropriate committee. The 1993 Consultants' Plan terminates on the earliest of (a) February 25, 2003,
(b) such time as all shares of Common Stock reserved for issuance under the 1993 Consultants' Plan have been acquired through the exercise of options granted thereunder, or (c) such earlier time as the Board of Directors of the Company may determine. Options granted under the 1993 Consultants' Plan have a ten-year term. Options granted under the 1993 Consultants' Plan are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and expire within three months of termination of association with the Company as a consultant, unless such termination is by reason of death.

Other Stock Option Plans

   In connection with the 1995 acquisitions of Surgical Health Corporation ("SHC") and Sutter Surgery Centers, Inc. ("SSCI"), the Company assumed certain existing stock option plans of the acquired companies, and outstanding options to purchase stock of the acquired companies under such plans were converted into options to acquire Common Stock of the Company in accordance with the exchange ratios applicable to such mergers. At December 31, 1995, there were outstanding under the SHC and SSCI plans options to purchase 674,806 shares of the Company's Common Stock at exercise prices ranging from $1.52 to $17.24 per share. No additional options are being granted under any such assumed plans.

Executive Loans

   In order to enhance equity ownership by senior management, in 1989 the Company adopted a program of making loans to officers holding the position of Group Vice President and above to facilitate the exercise of stock options held by such persons. Each loan bears interest at the prime rate announced from time to time by AmSouth Bank of Alabama, Birmingham, Alabama and is secured by a first lien on the shares of Common Stock acquired with the proceeds of the loan. Each loan has a ten-year term, and the Company's lien on the shares of Common Stock is released as the indebtedness is repaid at the rate of one share per the weighted average option exercise price repaid. The only loan currently outstanding under such program is a loan made on May 7, 1992 to P. Daryl Brown, President -- HEALTHSOUTH Outpatient Centers, which had an original principal balance of $213,613 and of which $190,000 remained outstanding at December 31, 1995.

Retirement Investment Plan

   Effective January 1, 1990, the Company adopted the HEALTHSOUTH Retirement Investment Plan (the "401(k) Plan"), a retirement plan intended to qualify under
Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is open to all full-time and part-time employees of the Company who are over the age of 21, have one full year of service with the Company and have at least 1,000 hours of service in the year in which they enter the 401(k) Plan. Eligible employees may elect to participate in the Plan on January 1 and July 1 in each year.

   Under the 401(k) Plan, participants may elect to defer up to 20% of their annual compensation (subject to nondiscrimination rules under the Internal Revenue Code). The deferred amounts may be invested among four options, at the participant's direction: a money market fund, a bond fund, a guaranteed insurance contract or an equity fund. The Company will match a minimum of 10% of the amount deferred by each participant, up to 4% of such participant's total compensation, with the matched amount also directed by the participant.

   Aaron Beam, Jr., Executive Vice President and Chief Financial Officer of the Company, and Anthony J. Tanner, Executive Vice President -- Administration and Secretary of the Company, serve as Trustees of the 401(k) Plan, which is administered by the Company.

Employee Stock Benefit Plan

   Effective January 1, 1991, the Company adopted the HEALTHSOUTH Rehabilitation Corporation and Subsidiaries Employee Stock Benefit Plan (the "ESOP"), a retirement plan intended to qualify under sections 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended. The ESOP is open to all full-time and part-time employees of the Company who are over the age of 21, have one full year of service with the Company and have at least 1,000 hours of service in the year in which they begin participation in the ESOP on the next January 1 or July 1 after the date on which such employee satisfies the aforementioned conditions.

   The ESOP was established with a $10,000,000 loan from the Company, the proceeds of which were used to purchase 413,793 shares of the Company's Common Stock. In 1992, an additional $10,000,000 loan was made to the ESOP, which was used to purchase an additional 416,666 shares of Common Stock. Under the ESOP, a Company Common Stock account (a "company stock account") is established and maintained for each eligible employee who participates in the ESOP. In each plan year, such account is credited with such employee's allocable share of the Common Stock held by the ESOP and allocated with respect to such plan year. Each employee's allocable share for any given plan year is determined according to the ratio which such employee's compensation for such plan year bears to the compensation of all eligible participating employees for the same plan year.

   Under the ESOP, eligible employees who participate in the ESOP and who have attained age 55 and have completed 10 years of participation in the ESOP may elect to diversify the assets in their company stock account by directing the plan administrator to transfer to the 401(k) Plan a portion of their company stock account to be invested, as the eligible employee directs, in one or more of the investment options available under the 401(k) Plan. See Note 12 of "Notes to Consolidated Financial Statements".

   Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, Aaron Beam, Jr., Executive Vice President and Chief Financial Officer of the Company, and Anthony J. Tanner, Executive Vice President -- Administration and Secretary of the Company, serve as Trustees of the ESOP, which is administered by the Company.

Stock Purchase Plan

   In order to further encourage employees to obtain equity ownership in the Company, the Company's Board of Directors adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") effective January 1, 1994. Under the Stock Purchase Plan, participating employees may contribute $10 to $200 per pay period toward the purchase of the Company's Common Stock in open-market transactions. The Stock Purchase Plan is open to regular full-time or part-time employees who have been employed for six months and are at least 21 years old. After six months of participation in the Stock Purchase Plan, the Company will provide a 10% matching contribution to be applied to purchases under the Stock Purchase Plan. The Company also pays all fees and brokerage commissions associated with the purchase of the stock. The Stock Purchase Plan is administered by a broker-dealer firm not affiliated with the Company.

Board Compensation

   Directors who are not also employed by the Company are paid Directors' fees of $10,000 per annum, plus $3,000 for each meeting of the Board of Directors and $1,000 for each Committee meeting attended. In addition, Directors are reimbursed for all out-of-pocket expenses incurred in connection with their duties as Directors. The Directors of the Company, including Mr. Scrushy, have been granted non-qualified stock options to purchase shares of the Company's Common Stock. See "Executive Compensation and Other Information -- Stock Option Plans" above.

Audit and Compensation Committee Report on Executive Compensation

General

   The Board of Directors of the Company has an Audit and Compensation Committee (the "Committee"), consisting of Ms. Givens, Mr. Strong and Dr. Watkins. The Committee is charged by the Board of Directors with establishing a compensation plan which will enable the Company to compete effectively for the services of qualified officers and key employees, to give such employees appropriate incentive to pursue the maximization of long-term stockholder value, and to recognize such employees' success in achieving both qualitative and quantitative goals for the benefit of the Company. The Committee makes recommendations to the full Board of Directors as to appropriate levels of compensation for specific individuals, as well as compensation and benefit programs for the Company as a whole.

Compensation Philosophy and Policies for Executive Officers

   As its first principle, the Committee believes that executives of the Company should be rewarded based upon their success in meeting the Company's operational goals, improving its earnings, maintaining its leadership role in the outpatient and rehabilitative healthcare services fields, and generating returns for its stockholders, and the Committee strives to establish levels of compensation that take such factors into account and provide appropriate recognition for past achievement and incentive for future success. The Committee recognizes that the demand for executives with expertise and experience in the outpatient and rehabilitative healthcare services fields is intense. In order to attract and retain qualified persons, the Committee believes that the Company must offer current compensation at levels consistent with those of other publicly-traded healthcare companies. In addition, the Committee believes that it is in the best interests of the Company's stockholders to offer its executives meaningful equity participation in the Company, in order that those executives' interests will be aligned with those of the Company's stockholders. The Committee feels that the historic mix of cash compensation and equity participation has proven to be effective in stimulating the Company's executives to meet both long-term and short-term goals and has been a major factor in limiting turnover among senior executives.

   The Company's compensation program has three distinct elements: base salary; incentive compensation, including both cash incentive compensation and equity-based compensation; and retirement compensation. These elements are discussed below.

   Base Salary: While the demand for experienced managers in the healthcare industry continues to grow, the Company has been very successful in attracting and retaining key executives, many of whom have been with the Company since its early days. The Company believes that its compensation package is instrumental in such success. The Committee endeavors to establish base salary levels for those key executives which are consistent with those provided for similarly situated executives of other publicly-traded healthcare companies, taking into account each executive's areas and level of responsibility, historical performance and tenure with the Company. In establishing such levels, the Company considers compensation for executives of other publicly-traded providers of healthcare services, such as Columbia/HCA, Horizon/CMS Healthcare and Tenet Healthcare Corporation, as well as other publicly-traded companies of similar size and with a similar growth rate. Compensation decisions are not targeted to specific levels in the range of compensation paid by such companies, nor does the Company maintain a record of where its compensation stands with respect to such other companies. However, the Committee and the Board of Directors take such levels of compensation into account in determining appropriate levels of compensation for the Company's executives.

   Incentive Compensation: In addition to base salary, the Committee recommends to the Board of Directors cash incentive compensation for executives of the Company, based upon each such executive's success in meeting qualitative and quantitative performance goals on an annual basis. The total incentive bonus pool available for the Company's executives is capped at the lesser of (a) the amount by which the Company's annual net income exceeds the budgeted annual net income established by the Board of Directors and (b) 10% of the Company's annual net income. No bonuses are payable unless annual net income exceeds budgeted net income. Individual incentive bonuses within such bonus pool are not determined in a formulary manner, but are determined on a basis that takes into account each executive's success in achieving standards of performance, which may or may not be quantitative, established by the Board of Directors and such executive's superiors. Bonus determinations are made on a case-by-case basis, taking into account appropriate quantitative and qualitative factors, and there is no fixed relationship between any particular performance factor and the amount of a given executive's bonus. Historically, incentive compensation has been a major component of the Company's executive compensation, and the Committee believes that placing executives at risk for such a component has been effective in motivating such executives to achieve such goals.

   In 1994, the Committee engaged William M. Mercer, Inc. as a consultant to perform a study of the Company's executive compensation programs. The Mercer report concluded that the Company's compensation mix was significantly more highly-leveraged, at risk and performance-focused than other companies selected by Mercer for comparison, with 41% of the Company's cash compensation for executive officers being at-risk, performance-based compensation, compared to 29% for the other companies reviewed by Mercer.

   In addition to cash incentive compensation, as a growth company, the Company has always utilized equity-based compensation, in the form of stock options, as a tool to encourage its executives to work to meet its operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to the Company's success in enhancing its market value over time, the Committee feels that its stock option programs have been very effective in aligning the interests of management and stockholders.

   The Committee determines stock option grants under the Company's various stock option plans, all of which are described above under "Executive Compensation and Other Information -- Stock Option Plans". Specific grants are determined taking into account an executive's current responsibilities and historical performance, as well as the executive's perceived contribution to the Company's results of operations. Options are also used to give incentive to newly-promoted officers at the time that they are asked to assume greater responsibilities, and, in some cases, to executives who have joined the Company through acquisitions and have assumed significant leadership roles within the Company. In evaluating option grants, the Board of Directors considers prior grants and shares currently held, as well as the recipient's success in meeting operational goals and the recipient's level of responsibility. However, no fixed formula is utilized to determine particular grants. The Committee believes that the opportunity to acquire a significant equity interest in the Company has been a strong motivation for the Company's executives to pursue the long-term interests of the Company and its stockholders, and has promoted longevity and retention of key executives. Information relating to stock options granted to the five most highly-compensated executive officers of the Company is set forth elsewhere in this Proxy Statement.

   In connection with the Company's use of stock options as a significant component of compensation, the Mercer study referred to above indicated that most companies in Mercer's long-term incentive survey utilized two long-term incentive plans, while the Company used stock options as its only long-term incentive plan. The Mercer study noted that the Company's use of stock options was very consistent with the practices of high-growth companies that wished to increase the ownership stake of executives in the company and to conserve cash by using stock rather than cash in long-term plans.

   Retirement Compensation: As described under "Executive Compensation and Other Information -- Retirement Investment Plan", in 1991 the Company adopted a 401(k) retirement plan in order to give all full-time employees an opportunity to provide for their retirement on a tax-advantaged basis. In order to further tie employees' interests to the long-term market value of the Company, the Company adopted an Employee Stock Benefit Plan (the "ESOP") in 1991, which gives all full-time employees an opportunity to invest a portion of their retirement funds in Common Stock of the Company on a tax-advantaged basis. See "Executive Compensation and Other Information -- Employee Stock Benefit Plan". While these plans provide benefits to all full-time employees, the Committee believes that the ESOP provides additional incentive to executives to maximize stockholder value over the long term.

Chief Executive Officer Compensation

   The Company is a party to an Employment Agreement with Richard M. Scrushy, pursuant to which Mr. Scrushy, a management founder of the Company. is employed as Chairman of the Board and Chief Executive Officer of the Company for a five-year term which ends December 31, 2000. Such term is automatically extended for an additional year on December 31 of each year. In addition, the Company has agreed to use its best efforts to cause Mr. Scrushy to be elected as a Director of the Company during the term of the Agreement. Under the Agreement, Mr. Scrushy received a base salary of $900,000, excluding incentive compensation of up to $900,000, in 1995 and is to receive the same base salary in 1996 and each year thereafter, with incentive compensation of up to $2,400,000, subject to annual review by the Board of Directors, and is entitled to participate in any bonus plan approved by the Board of Directors for the Company's management. The incentive compensation is earned at $200,000 per month in 1996, contingent upon the Company's success in meeting certain monthly budgeted earnings per share targets. Mr. Scrushy earned the entire $900,000 incentive component of his compensation in 1995, as all such targets were met. In addition, Mr. Scrushy was awarded $5,000,000 under the management bonus plan, and was conveyed real estate having an appraised value of $640,000 by the Company. See "Certain Transactions". Such additional bonus was based on the Committee's assessment of Mr. Scrushy's con tribution to the establishment of the Company as the industry leader in outpatient surgery and rehabilitative healthcare services, including his role in the negotiation and consummation of the Company's 1995 acquisitions of Surgical Health Corporation, the rehabilitation hospitals division of NovaCare, Inc., Sutter Surgery Centers, Inc. and Caremark Orthopedic Services Inc. and the 1996 acquisitions of Surgical Care Affiliates, Inc. and Advantage Health Corporation, as well as the Company's success in achieving annual budgeted net income targets. Mr. Scrushy is also provided with a car allowance in the amount of $500 per month and disability insurance through a Company-wide plan or otherwise. Under the Agreement, Mr. Scrushy's employment may be terminated for cause or if he should become disabled. Termination of Mr. Scrushy's employment under the Agreement will result in certain severance pay arrangements. In the event that the Company were to be acquired, merged or reorganized in such a manner as to result in a change of control of the Company, Mr. Scrushy has the right to terminate his employment under the Agreement, in which case he will receive a lump sum payment equal to three years' annual base salary (including the gross incentive portion thereof) under the Agreement. Mr. Scrushy has agreed not to compete with the Company during any period to which any such severance pay relates. Mr. Scrushy may terminate the Agreement at any time upon 180 days' notice, in which case he will receive one year's base salary as severance pay.

   The Committee reports to the Board of Directors on compensation arrangements with Mr. Scrushy, and recommends to the Board of Directors the level of incentive compensation, both cash and equity-based, which is appropriate for Mr. Scrushy with respect to each fiscal year of the Company. In making such recommendation, the Committee takes into account the Company's performance in the marketplace, its success in meeting strategic goals and its success in meeting monthly and annual budgets established by the Board of Directors. Again, ultimate compensation decisions are not made in a formulary manner, but in a manner which takes into account the Company's competitive position, its position in the financial markets, and the significant contributions made by Mr. Scrushy to the success of the Company. In making its decisions with respect to Mr. Scrushy's compensation, the Committee believes that it is appropriate to recognize that, as a management founder of the Company, Mr. Scrushy has played an instrumental role in establishing the Company as the industry leader in outpatient and rehabilitative healthcare services and that, under his leadership, the Company has significantly enhanced stockholder value over a period of years and continues to grow in assets, net revenues, net income and market value.

   Mr. Scrushy's stewardship of the Company has led it to 38 consecutive profitable quarters (excluding the effect of one-time charges in the second quarter of 1995) since the second quarter of 1986, with steadily increasing earnings per share. The Company's assets increased by 38.3% from December 31, 1994, to December 31, 1995; its net revenues and income (excluding the effect of one-time charges in 1994 and 1995) rose 22.2% and 68.6%, respectively, in the same period; and its stock price increased by 59.8% over the same period. This represents an increase of $3,406,921,000, or 227.9%, in market capitalization over the period. Further, in the period since December 31, 1993, the Company, under Mr. Scrushy's leadership, has grown from the fourth-largest provider of rehabilitative healthcare services to the largest provider, and during 1995 and 1996 established itself as the largest provider of outpatient surgery services through a series of strategic acquisitions. During that same period, the Company has become the second-largest publicly-traded healthcare provider (by market capitalization) in the nation and has expanded its operations to 44 states. The Committee believes that Mr. Scrushy's leadership has been essential to the Company's success and growth. In view of these accomplishments, the Committee believes that it is important to ensure that, if Mr. Scrushy is successful in leading the Company to achieve the goals set by the Board of Directors, his compensation will be at a level commensurate with that of chief executive officers of similarly-situated public companies and that he will continue to have the opportunity to obtain a significant equity interest in the Company.

Section 162(m) of the Internal Revenue Code

   The Omnibus Budget Reconciliation Act of 1993 contains a provision under which a publicly-traded corporation is sometimes precluded from taking a federal income tax deduction for compensation in excess of $1,000,000 that is paid to the chief executive officer and the four other most highly-compensated executives of the corporation during a corporation's tax year. Compensation in excess of $1,000,000 continues to be deductible if that compensation is "performance based" within the meaning of that term under Section 162(m) of the Internal Revenue Code. Certain transition rules apply with respect to stock option plans which were approved prior to December 20, 1993, pursuant to Rule 16b-3(b) under the Exchange Act.

   The Company believes that its employee stock option plans meet the requirements of Section 162(m) as performance-based plans. The Committee and the Board of Directors have currently made a decision not to amend the Company's cash compensation programs to meet all requirements of Section 162(m) because such a decision would not be in the best interests of the Company's stockholders. The Committee believes that, in establishing bonus and incentive awards, certain subjective factors must be taken into account in particular cases, based upon the experienced judgment of the Committee members as well as on factors which may be objectively quantified. The preservation of tax deductibility of all compensation is an important consideration. However, the Committee believes that it is important that the Company retain the flexibility to reward superior effort and accomplishment even where all cash compensation may not be fully deductible. The Committee will continue to review the requirements for deductibility under Section 162(m) and will take such requirements into account in the future as it deems appropriate and in the best interests of the Company's stockholders. Approximately $3,386,000 of Mr.
Scrushy's compensation paid with respect to 1995 will not be deductible; however, the Company believes that all other compensation paid to executive officers will be fully deductible.

Conclusion

   The Committee believes that the levels and mix of compensation provided to the Company's executives during 1995 were appropriate and were instrumental in the achievement of the Company's goals for 1995. It is the intent of the Committee to ensure that the Company's compensation programs continue to motivate its executives and reward them for being responsive to the long-term interests of the Company and its stockholders.


   The foregoing report is submitted by the following Directors of the Company, constituting all of the members of the Audit and Compensation Committee of the Board of Directors:


                                C. Sage Givens
                               George H. Strong
                         Phillip C. Watkins, Chairman

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 15, 1996, (a) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (b) by each of the Company's Directors and (c) by the Company's five most highly compensated executive officers and all executive officers and Directors as a group.


                                                                            Percentage
          Name and                                  Number of Shares            of
       Address of Owner                           Beneficially Owned(1)     Common Stock
       ----------------                           ---------------------     ------------
Richard M. Scrushy..............................     7,738,329 (2)             4.84%
John S. Chamberlin..............................       105,000 (3)                *
C. Sage Givens..................................       191,050 (4)                *
Charles W. Newhall III..........................       315,938 (5)                *
George H. Strong................................       264,166 (6)                *
Phillip C. Watkins, M.D.........................       322,765 (7)                *
Aaron Beam, Jr..................................       228,060 (8)                *
James P. Bennett................................       475,000 (3)                *
Larry R. House..................................       288,906 (9)                *
Anthony J. Tanner...............................       646,904(10)                *
Richard F. Celeste..............................        80,000 (3)                *
P. Daryl Brown..................................       520,000(11)                *
Joel C. Gordon..................................     1,947,236(12)             1.28%
Raymond J. Dunn, III............................     1,619,749(13)             1.06%
Michael D. Martin...............................       114,004(14)                *
FMR Corp........................................     9,967,400(15)             6.54%
 82 Devonshire Street
 Boston, Massachusetts 02109
All Executive Officers and Directors as a Group
(20 persons) ...................................    16,249,806(15)             9.87%

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as otherwise indicated.

(2)   Includes 7,436,262 shares subject to currently exercisable stock options.

(3)   All of the shares are subject to currently exercisable stock options.

(4) Includes 1,050 shares owned by Ms. Givens's spouse and 190,000 shares subject to currently exercisable stock options.

(5) Includes 230 shares owned by members of Mr. Newhall's immediate family, 10,780 shares owned by partnerships of which Mr. Newhall is a general partner and 305,000 shares subject to currently exercisable stock options. Mr. Newhall disclaims beneficial ownership of the shares owned by the partnerships except to the extent of his pecuniary interest therein.

(6) Includes 54,054 shares owned by a trust of which Mr. Strong is a trustee and claims shared voting and investment power and 138,165 shares subject to currently exercisable stock options.

(7)   Includes 225,000 shares subject to currently exercisable stock options.

(8)   Includes 206,250 shares subject to currently exercisable stock options.

(9)   Includes 173,734 shares subject to currently exercisable stock options.

(10) Includes 36,000 shares held in trust by Mr. Tanner for his children and 610,000 shares subject to currently exercisable stock options.

                                       16

(11)  Includes 491,000 shares subject to currently exercisable stock options.

(12) Includes 204,670 shares owned by his spouse, 235,350 shares owned by trusts of which he is a trustee and 167,260 shares subject to currently exercisable stock options.

(13) Includes 31,666 shares owned by a charitable foundation of which Mr. Dunn is a trustee.

(14)  Includes 113,000 shares subject to currently exercisable stock options.

(15) Shares held by various investment funds for which affiliates of FMR Corp. act as investment advisor. FMR Corp. or its affiliates claim sole power to vote 21,100 of the shares and sole power to dispose of all of the shares.

(16) Includes 12,094,715 shares subject to currently exercisable stock options held by executive fficers and Directors.

    * Less than 1%

                             CERTAIN TRANSACTIONS


   During 1995, the Company paid $11,587,000 for the purchase of new NCR computer equipment from GG Enterprises, a value-added reseller of computer equipment which is owned by Grace Scrushy, the mother of Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Gerald P. Scrushy, Senior Vice President -- Physical Resources of the Company. Such purchases were made in the ordinary course of the Company's business. The price paid for this equipment was more favorable to the Company than that which could have been obtained from an independent third party seller.

   During 1995, the Company paid $229,000 to Caretenders Health Corp., a provider of home healthcare services and related services, for services provided by Caretenders to the Company. The Company beneficially owns approximately 30% of the issued and outstanding shares of common stock of Caretenders. Such purchases were made in the ordinary course of the Company's business. The Company believes that the price paid for the services provided by Caretenders was no less favorable to the Company than that which could have been obtained from an independent third-party provider.

   During 1995, the Company paid $63,000 to MedPartners/Mullikin, Inc., a publicly-traded physician practice managment company, for management services rendered to certain physician practices owned by the Company. Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Larry R. House, a Director of the Company, are directors of MedPartners/Mullikin, Inc. Mr. House also serves as Chairman of the Board, President and Chief Executive Officer of MedPartners/Mullikin, Inc., a position which has been his principal occupation since August 1993. At March 1, 1996, Mr. Scrushy beneficially owns approximately 1.63%, Mr. House beneficially owns approximately 3.93%, and the Company owns approximately 2.20% of the issued and outstanding Common Stock of MedPartners/Mullikin, Inc. The Company believes that the price paid for such services was no less favorable to the Company than that which could have been obtained from an independent third-party provider.

   In June 1994, the Company sold selected properties, including six ancillary hospital facilities, three outpatient rehabilitation facilities, two outpatient surgery centers, one uncompleted medical office building and one research facility to Capstone Capital Corporation ("Capstone"), a publicly-traded real estate investment trust. The net proceeds of the Company as a result of the transaction were approximately $58,425,000. The net book value of the properties was approximately $50,735,000. The Company leases back substantially all these properties from Capstone and guarantees the associated operating leases, payments under which aggregate approximately $6,900,000 annually. In addition, in 1995, Capstone acquired ownership of the Company's Erie, Pennsylvania inpatient rehabilitation facility, which had been leased by the Company from an unrelated lessor. The Company's annual lease payment under that lease is $1,700,000. Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Michael D. Martin, Senior Vice President -- Finance and Treasurer of the Company, were among the founders of Capstone and serve on its Board of Directors. At March 1, 1996, Mr. Scrushy owned approximately 2.9% of the issued and outstanding capital stock of Capstone, and Mr. Martin owned approximately 0.8% of the issued and outstanding capital stock of Capstone. In addition, the Company owned approximately 0.8% of the issued and outstanding capital stock of Capstone at March 1, 1996. The Company believes that all transactions involving Capstone were effected on terms no less favorable than those which could have been obtained in transactions with independent third parties.

   Effective June 13, 1995, the Company acquired SHC through the merger of a wholly-owned subsidiary of the Company with and into SHC. The transaction was subject to approval of the stockholders of both the Company and SHC, and the Company received an opinion from Smith Barney, Inc. as to the fairness to the Company, from a financial point of view, of the exchange ratio pursuant to which capital stock of SHC was exchanged for Common Stock of the Company. Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, and Charles W. Newhall III, a Director of the Company, also served on the Board of Directors of SHC. In connection with such transaction, Mr. Scrushy received 123,421 shares of HEALTHSOUTH Common Stock in the merger, and entities of which Mr. Newhall is a general partner received 1,058,901 shares of HEALTHSOUTH Common Stock in the merger. Mr. Newhall shared voting and investment power with respect to such shares and disclaimed beneficial ownership of such shares. In addition,
C. Sage Givens and Larry R. House, both Directors of the Company, were also direct or indirect stockholders of SHC and received, respectively, 215,404 and 114,370 shares of HEALTHSOUTH Common Stock in connection with the merger.

   In July 1994, the Company acquired in excess of 80% of the issued and outstanding capital stock of Diagnostic Health Corporation ("DHC"), a privately-held company which operated diagnostic imaging facilities. After the July 1994 transaction, the minority interest in DHC were owned by approximately 49 stockholders, including the following Directors and executive officers of the
Company: Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, James P. Bennett, President and Chief Operating Officer of the Company, Aaron Beam, Jr., Executive Vice President and Chief Financial Officer of the Company, Thomas W. Carman, Executive Vice President -- Corporate Development of the Company, Russell H. Maddox, President -- HEALTHSOUTH Imaging Centers of the Company, P. Daryl Brown, President -- HEALTHSOUTH Outpatient Centers of the Company, Michael D. Martin, Senior Vice President and Treasurer of the Company, and Larry R. House, a Director of the Company. In October 1995, the Company purchased the remaining minority interests in DHC for a cash purchase price of $4.00 per share and cashed out all options to acquire DHC stock at a cash price equal to $4.00 per share less the option exercise price. The Company received an opinion from Smith Barney Inc. as to the fairness to the Company, from a financial point of view, of the consideration payable to DHC stockholders and option holders. In connection with such transactions, Mr. Scrushy received a cash payment of $3,229,164, Mr. Maddox received a cash payment of $3,412,886, Mr. Martin received a cash payment of $223,750, and Mr. House received a cash payment of $2,452,500. The other individuals named above received cash payments of less than $60,000 apiece.

   In 1992, the Company acquired 19.55 acres of vacant land in Vestavia Hills, Alabama for potential development as a corporate headquarters building. The Company subsequently determined that, for various reasons, such land was not suited for the type of development that the Company wished to pursue. Accordingly, in 1995, the Board of Directors of the Company determined to convey the property to Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of the Company, as additional compensation. An independent appraisal valued the property at $640,000, and such amount was treated as additional compensation to Mr. Scrushy.

   In order to enhance equity ownership by senior management, the Company has adopted a program of making loans to officers holding the position of Group Vice President and above to facilitate the exercise of stock options held by such persons. See "Executive Compensation and Other Information -- Executive Loans".

   At various times, the Company has made loans to executive officers to assist them in meeting financial obligations at certain times when they were requested by the Company to refrain from selling Common Stock in the open market. At January 1, 1995, loans in the following original principal amounts were outstanding: $460,000 to Larry R. House, a Director and a former executive officer, and $140,000 to William T. Owens, Senior Vice President and Controller. Outstanding principal balances at Decem-ber 31, 1995 were $414,000 for Mr.House and $126,000 for Mr.Owens. In addition, during 1995, the Company made an additional loan of $350,000 to Mr.Owens and $500,000 to Aaron Beam, Jr., Executive VicePresident and Chief Financial Officer of the Company, which loans were outstanding in full at December 31, 1995. Such loans bear interest at the rate of 1-1/4% per annum below the prime rate of AmSouth Bank of Alabama, Birmingham, Alabama, and are payable on demand.


                              RELATIONSHIP WITH
                        INDEPENDENT PUBLIC ACCOUNTANTS

   Ernst & Young LLP, Birmingham, Alabama, has been engaged by the Board of Directors of the Company as independent public accountants for the Company and its subsidiaries for the fiscal year 1996 and it is expected that such firm will serve in that capacity for the 1996 fiscal year. Management expects that a representative of Ernst & Young LLP will be present at the Annual Meeting to make a statement if he or she desires to do so and to be available to answer appropriate questions posed by stockholders.

                             FINANCIAL STATEMENTS

   The Company's audited financial statements for the fiscal year ended December 31, 1995, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other selected information are included in Appendix A to this Proxy Statement.

                                OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.


   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHOSE PROXY IS SOLICITED BY THE FOREGOING PROXY STATEMENT, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON ADDRESSED TO ANTHONY J. TANNER, SECRETARY, HEALTHSOUTH CORPORATION, TWO PERIMETER PARK SOUTH, BIRMINGHAM, ALABAMA 35243. SUCH A REQUEST FROM A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MUST CONTAIN A GOOD-FAITH REPRESENTATION BY SUCH PERSON THAT, AS OF MARCH 26, 1996, HE WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK.


   Please SIGN and RETURN the enclosed Proxy promptly.


                              By Order of the Board of Directors:



                              ANTHONY J. TANNER
                              Secretary

April 1, 1996

                                  APPENDIX A


    NOTE: This Appendix A, together with the foregoing Proxy Statement, contains the information required to be provided in the Company's annual report to security holders pursuant to the Rules and Regulations of the Securities and Exchange Commission. The Company's 1995 Annual Report to Stockholders, which provides additional information concerning the Company and its performance in 1995, will be separately mailed to stockholders.

                              TABLE OF CONTENTS


                                                                                       Page
                                                                                      Number

Business............................................................................     A-2
Selected Financial Data.............................................................     A-2
Quarterly Results (Unaudited).......................................................     A-2
Executive Officers..................................................................     A-4
Management's Discussion and Analysis of Financial Condition and Results of
Operations..........................................................................     A-7
Audited Consolidated Financial Statements of HEALTHSOUTH Corporation and
Subsidiaries .......................................................................
 Report of Independent Auditors.....................................................    A-12
 Consolidated Balance Sheets........................................................    A-13
 Consolidated Statements of Income..................................................    A-14
 Consolidated Statements of Stockholders' Equity....................................    A-15
 Consolidated Statements of Cash Flows..............................................    A-16
 Notes to Consolidated Financial Statements.........................................    A-18
Market for the Company's Common Equity and Related Stockholders Matters ............    A-36
Changes in and Disagreements with Accountants on Accounting and Financial
 Disclosure.........................................................................    A-36

                                   BUSINESS

   HEALTHSOUTH Corporation ("HEALTHSOUTH" or the "Company") is the nation's largest provider of outpatient and rehabilitative healthcare services. The Company provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, medical centers and other healthcare facilities. The Company believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, the Company's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At March 15, 1996, the Company had over 850 patient care locations in 44 states and the District of Columbia.

                           SELECTED FINANCIAL DATA

   Set forth below is a summary of selected consolidated financial data for the Company for the years indicated. All amounts have been restated to reflect the effects of the 1994 acquisition of ReLife, Inc. ("ReLife") and the acquisitions of Surgical Health Corporation ("SHC") and Sutter Surgery Centers, Inc. ("SSCI"), each of which was accounted for as a pooling of interests.



                                                                  Year Ended December 31,
                                               --------------------------------------------------------
                                                   1991       1992       1993         1994         1995
                                                   ----       ----       ----         ----         ----
                                                          (in thousands, except per share data)
Income Statement Data:
 Revenues....................................  $277,655   $503,657   $678,425   $1,274,365   $1,556,687
 Operating expenses:
  Operating units............................   200,350    373,984    486,546      930,845    1,087,554
  Corporate general and administrative.......    10,901     17,354     26,593       48,606       42,514
 Provision for doubtful accounts.............     6,092     13,431     17,947       27,646       31,637
 Depreciation and amortization...............    15,115     30,019     47,827       89,305      121,195
 Interest expense............................    10,507     12,667     19,107       66,874       91,693
 Interest income.............................    (5,835)   (5,434)     (4,352)      (4,566)      (5,879)
 Merger and acquisition related expenses(1)..        --        --         333        6,520       34,159
 Loss on impairment of assets(2).............        --        --          --       10,500       11,192
 Loss on abandonment of computer project(2)..        --        --          --        4,500           --
 NME Selected Hospitals Acquisition related
  expense(2).................................        --        --      49,742           --           --
 Terminated merger expense ..................        --      3,665         --           --           --
 Gain on sale of partnership interest........        --         --     (1,400)          --           --
                                                -------    -------    -------    ---------    ---------
                                                237,130    445,686    642,343    1,180,230    1,414,065
 Income before income taxes and minority
  interests..................................    40,525     57,971     36,082       94,135      142,622
 Provision for income taxes..................    13,582     18,842     12,062       34,778       48,091
                                                -------    -------    -------    ---------    ---------
 Income before minority interests............    26,943     39,129     24,020       59,357       94,531
 Minority interests..........................     1,272      4,430      6,684        8,864       15,582
                                                -------    -------    -------    ---------    ---------
  Net income.................................  $ 25,671   $ 34,699   $ 17,336   $   50,493   $   78,949
                                                =======    =======    =======    =========    =========
 Weighted average common and common
  equivalent shares outstanding(3)...........    57,390     75,988     79,484       86,461       94,246
                                                =======    =======    =======    =========    =========
 Net income per common and common equivalent
  share(3)...................................  $   0.45   $   0.46   $   0.22   $     0.58   $     0.84
                                                =======    =======    =======    =========    =========
 Net income per common share -- assuming full
  dilution(3)(4).............................  $   0.43   $    N/A   $    N/A   $     0.58   $     0.82
                                                =======    =======    =======    =========    =========

                                                         December 31,
                                 -------------------------------------------------------
                                    1991      1992         1993        1994        1995
                                    ----      ----         ----        ----        ----
Balance Sheet Data:
 Cash and marketable
  securities..................  $ 126,508  $113,268   $   94,084  $   90,066  $  108,973
 Working capital..............    184,729   210,217      216,670     236,877     327,474
 Total assets.................    503,797   818,089    1,487,772   1,778,939   2,460,129
 Long-term debt(5)............    171,275   343,477      906,972   1,052,064   1,281,287
 Stockholders' equity.........    302,176   402,369      431,811     504,223     927,710

____________

(1) Expenses related to SHC's Ballas Merger in 1993, the ReLife and Heritage Acquisitions in 1994 and the SHC, SSCI and NovaCare Rehabilitation Hospitals Acquisition in 1995.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements".

(3) Adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend paid on December 31, 1991 and a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.

(4) Fully-diluted earnings per share in 1991 reflects shares reserved for issuance upon exercise of dilutive stock options and shares reserved for issuance upon conversion of HEALTHSOUTH's 7 3/4 % Convertible Subordinated Debentures due 2014, all of which were converted into Common Stock prior to June 3, 1991. Fully-diluted earnings per share in 1994 and 1995 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures due 2001.

(5)   Includes current portion of long-term debt.

                          QUARTERLY RESULTS (UNAUDITED)

   Set forth below is certain summary information with respect to the Company's operations for the last eight fiscal quarters. All amounts have been restated to reflect the effects of the 1994 ReLife acquisition and the 1995 acquisitions of SHC and SSCI, each of which was accounted for as a pooling of interests. All per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.



                                                 1994
                               ----------------------------------------
                                 1st        2nd        3rd        4th
                               Quarter    Quarter    Quarter    Quarter
                               -------    -------    -------    -------
                                   (In thousands, except per share data)

Revenues....................  $291,554   $311,759   $327,312   $343,740
Net income..................    13,198     16,451     16,220      4,624
Net income per common and
common equivalent share ....      0.16       0.18       0.19       0.05
Net income per common share
- -- assuming full dilution ..       N/A        N/A        N/A       0.05


                                                    1995
                                  ----------------------------------------
                                     1st       2nd        3rd        4th
                                  Quarter    Quarter    Quarter    Quarter
                                  -------    -------    -------    -------
                                   (In thousands, except per share data)

Revenues.......................  $347,421   $389,974   $402,162   $417,130
Net income (loss)..............    20,237     (1,888)    27,601     32,999
Net income (loss) per common
and common equivalent share ...      0.23      (0.02)      0.30       0.33
Net income (loss) per common
share -- assuming full
dilution.......................      0.23      (0.02)      0.29       0.32

                              EXECUTIVE OFFICERS

   The following table sets forth certain information with respect to the Company's executive officers:


                                        All Positions                An Officer
     Name             Age             With the Company                  Since
     ----             ---             ----------------                  -----

Richard M. Scrushy    43   Chairman of the Board and Chief Executive
                           Officer and Director                         1984
James P. Bennett ..   38   President and Chief Operating Officer and
                           Director                                     1991
Aaron Beam, Jr. ...   52   Executive Vice President and Chief
                           Financial Officer and Director               1984
Anthony J. Tanner .   47   Executive Vice President -- Administration
                           and Secretary and Director                   1984
Thomas W. Carman ..   44   Executive Vice President -- Corporate
                           Development                                  1985
P. Daryl Brown.....   41   President -- HEALTHSOUTH Outpatient
                           Centers and Director                         1986
Robert E. Thomson .   48   President -- HEALTHSOUTH Inpatient
                           Operations                                   1987
Tarpley B. Jones ..   38   President -- HEALTHSOUTH Surgery Centers     1996
Russell H. Maddox .   55   President -- HEALTHSOUTH Imaging Centers     1995
William T. Owens ..   37   Senior Vice President -- Finance and
                           Controller                                   1986
Michael D. Martin .   35   Senior Vice President -- Finance and
                           Treasurer                                    1989
William W. Horton .   36   Group Vice President -- Legal Services and
                           Assistant Secretary                          1994

   Richard M. Scrushy, one of the Company's management founders, has served as Chairman of the Board and Chief Executive Officer of the Company since 1984, and also served as President of the Company from 1984 until March 1995. From 1979 to 1984, Mr. Scrushy was with Lifemark Corporation, a publicly-owned healthcare corporation, serving in various operational and management positions. Mr. Scrushy is also a director of MedPartners/Mullikin, Inc., a publicly-traded physician practice management company, and Chairman of the Board of Capstone Capital, Inc., a publicly-traded real estate investment trust. He also serves on the boards of directors of several privately-held healthcare corporations.

   James P. Bennett joined the Company in May 1991 as Director of Inpatient Operations, was promoted to Group Vice President -- Inpatient Rehabilitation Operations in September 1991, again to President and Chief Operating Officer -- HEALTHSOUTH Rehabilitation Hospitals in June 1992, to President -- HEALTHSOUTH Inpatient Operations in February 1993, and to President and Chief Operating Officer of the Company in March 1995. Mr. Bennett was elected a Director in February 1993. From August 1987 to May 1991, Mr. Bennett was employed by Russ Pharmaceuticals, Inc.

   Aaron Beam, Jr., C.P.A., a management founder, serves as Executive Vice President and Chief Financial Officer of the Company and was elected a Director in February 1993. From 1980 to 1984, Mr. Beam was employed by Lifemark Corporation in several financial and operational management positions for the Shared Services Division, including division controller.
Mr. Beam is a director of Ramsey

Healthcare, Inc., a publicly-traded healthcare corporation. Birmingham, Alabama, as Vice President -- Operations, Chief Financial Officer, Secretary and director. Mr. Bennett served as certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from October 1980 to August 1987.

   Anthony J. Tanner,  Sc.D.,  a management  founder,  serves as Executive  Vice
President -- Administration and Secretary of the Company and was elected a Director in February 1993. From 1980 to 1984, Mr. Tanner was with Lifemark
Corporation in the Shared Services Division as director, clinical and professional programs (1982-1984) and director, quality assurance and education (1980-1982), where he was responsible for the development of clinical programs and marketing programs.

   P. Daryl Brown joined the Company in April 1986 and served until June 1992 as Group Vice Preseident -- Outpatient Operations. He became President --
HEALTHSOUTH Outpatient Centers in June 1992, and was elected as a Director in March 1995. From 1977 to 1986, Mr. Brown served with the American Red Cross, Alabama Region, in several positions, including Chief Operating Officer, Administrative Director for Financing and Administration and Controller.

   Thomas W. Carman joined the Company in 1985 as Regional Director -- Corporate Development, and now serves as Executive Vice President -- Corporate Development. From 1983 to 1985, Mr. Carman was director of development for Medical Care International. From 1981 to 1983, Mr. Carman was assistant administrator at the Children's Hospital of Birmingham, Alabama.


   Robert E. Thomson joined the Company in August 1985 as administrator of its Florence, SouthCarolina inpatient rehabilitation facility, and subsequently served as Regional Vice Preseident -- Inpatient Operations, Vice Preseident -- Inpatient Operations, Group Vice President -- Inpatient Operations, and Senior Vice President -- Inpatient Operations. Mr. Thomson was named President -- HEALTHSOUTH Inpatient Operations in February 1996.

   Tarpley B. Jones served as Senior Vice Preseident and Chief Financial Officer of SCA from January 1, 1992 until January 17, 1996. Prior to joining SCA, he served as Treasurer, Senior Vice Preseident and Chief Financial Officer, and then Executive Vice Preseident and Chief Financial Officer, of Comdata Holdings Corporation and Comdata Network, Inc.

   Russell H. Maddox became President -- HEALTHSOUTH Imaging Centers in January 1996. He served as President -- HEALTHSOUTH Surgery & Imaging Centers from June 1995 through January 1996. From January 1992 until May 1995, Mr. Maddox served as Chairman of the Board, President and Chief Executive Officer of Diagnostic Health Corporation, an outpatient diagnostic imaging company which became a wholly-owned subsidiary of the Company in 1996. Mr. Maddox was founder and President of Russ Pharmaceuticals, Inc., located in Birmingham, Alabama. In March 1989 Russ Pharmaceuticals was acquired by Ethyl Corporation of Richmond, Virginia.

   William T. Owens, C.P.A., joined the Company in March 1986 as Controller and was appointed Vice President and Controller in December 1986. He was appointed Group Vice President -- Finance and Controller in June 1992 and became Senior Vice President -- Finance and Controller in February 1994. Prior to joining the Company, Mr. Owens served as a certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from 1981 to 1986.


   Michael D. Martin joined the Company in October 1989 as Vice President and Treasurer, and was named Senior Vice President -- Finance and Treasurer in February 1994. From 1983 through September 1989, Mr. Martin specialized in healthcare lending with AmSouth Bank N.A., Birmingham, Alabama, where he was a Vice President immediately prior to joining the Company.


   William W. Horton joined the Company in July 1994 as Group Vice President -- Legal Services. From August 1986 through June 1994, Mr. Horton practiced corporate, securities and healthcare law with the Birmingham, Alabama-based firm of Haskell Slaughter Young & Johnston, Professional Association, where he served as Chairman of the Healthcare Practice Group.


   See "Election of Directors" in the Proxy Statement to which this Appendix A is attached for information concerning the Directors of the Company.

                         MANAGEMENT'S DISCUSSION AND
                       ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

General

   The following discussion is intended to facilitate the understanding and assessment of significant changes and trends related to the results of operations and financial condition of the Company, including certain factors related to recent acquisitions by the Company, the timing and nature of which have significantly affected the Company's results of operations. This discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K.

   The Company completed the following acquisitions over the last two years:

   o On December 31, 1993, HEALTHSOUTH acquired substantially all of the assets of the rehabilitation services division of National Medical Enterprises, Inc. (the "NME Selected Hospitals Acquisition"). The purchase price was approximately $315,000,000, plus net working capital. The Company acquired 28 inpatient rehabilitation facilities, with an aggregate of 2,296 licensed beds, and 45 outpatient rehabilitation centers.

   o On December 29, 1994, HEALTHSOUTH acquired ReLife, Inc. (the "ReLife Acquisition"). A total of 11,025,290 shares of HEALTHSOUTH Common Stock were issued in the transaction, representing a value of $180,000,000 at the time of the acquisition. At that time, ReLife operated 31 inpatient facilities with an aggregate of 1,102 licensed beds, including nine free-standing rehabilitation hospitals, nine acute rehabilitation units, five sub-acute rehabilitation units, seven transitional living units and one residential facility, and also provided outpatient rehabilitation services at 12 centers.

   o Effective April 1, 1995, HEALTHSOUTH purchased the operations of the rehabilitation hospital division of NovaCare, Inc. (the "NovaCare Rehabilitation Hospitals Acquisition"). The purchase price was approximately $235,000,000. The NovaCare Rehabilitation Hospitals consisted of 11 rehabilitation hospitals in seven states, 12 other facilities and two Certificates of Need.

   o On June 13, 1995, HEALTHSOUTH acquired Surgical Health Corporation (the "SHC Acquisition"). A total of 8,531,480 shares of HEALTHSOUTH Common Stock were issued in the transaction, representing a value of $155,000,000 at the time of the acquisition. The Company also purchased SHC's $75,000,000 aggregate principal amount of 11.5% Senior Subordinated Notes due 2004 for an aggregate consideration of approximately $86,000,000. At that time, SHC operated a network of 36 free-standing surgery centers in 11 states, and five mobile lithotripsy units.

   o On October 26, 1995, HEALTHSOUTH acquired Sutter Surgery Centers, Inc. (the "SSCI Acquisition"). A total of 1,776,001 shares of HEALTHSOUTH Common Stock were issued in the transaction, representing a value of $44,444,000 at the time of the acquisition. At that time, SSCI operated a network of 12 freestanding surgery centers in three states, with an aggregate of 54 operating and procedure rooms.

   o On December 1, 1995, HEALTHSOUTH acquired Caremark Orthopedic Services Inc. (the "Caremark Acquisition"). The purchase price was approximately $127,500,000. At that time Caremark owned and operated approximately 120 outpatient rehabilitation centers in thirteen states.

   The NME Selected Hospitals Acquisition, the NovaCare Rehabilitation Hospitals Acquisition and the Caremark Acquisition each were accounted for under the purchase method of accounting and, accordingly, such operations are included in the Company's consolidated financial information from their respective dates of acquisition. The ReLife Acquisition, the SHC Acquisition and the SSCI Acquisition were each accounted for as a pooling of interests and, with the exception of data set forth relating to revenues derived from Medicare and Medicaid, all amounts shown in the following discussion have been restated to reflect such acquisitions. ReLife, SHC and SSCI did not separately track such revenues. The results of operations of SHC in turn reflect SHC's 1994 acquisition of Heritage Surgical Corporation (the "Heritage Acquisition"), which also was accounted for as a pooling of interests.

   As described below under " -- Liquidity and Capital Resources", in the fourth quarter of 1995, the Company entered into agreements to acquire Surgical Care Affiliates, Inc. and Advantage Health Corporation through mergers. These transactions were consummated during the first quarter of 1996, and are not reflected in the following discussion.

   The Company determines the amortization period of the cost in excess of net asset value of purchased facilities based on an evaluation of the facts and circumstances of each individual purchase transaction. The evaluation includes an analysis of historic and projected financial performance, an evaluation of the estimated useful life of the buildings and fixed assets acquired, the indefinite useful life of certificates of need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal terms of partnerships where applicable. The Company utilizes independent appraisers and relies on its own management expertise in evaluating each of the factors noted above. With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as the market value of the asset, a significant adverse change in legal factors or in the business climate, adverse action by regulators, history of operating losses or cash flow losses, or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, an impairment loss is calculated based on the excess of the carrying value of the asset over the asset's fair value.

   Governmental, commercial and private payors have increasingly recognized the need to contain their costs for healthcare services. These payors, accordingly, are turning to closer monitoring of services, prior authorization requirements, utilization review and increased utilization of outpatient services. During the periods discussed below, the Company has experienced an increased effort by these payors to contain costs through negotiated discount pricing. The Company views these efforts as an opportunity to demonstrate the effectiveness of its clinical programs and its ability to provide its rehabilitative healthcare services efficiently. The Company has entered into a number of contracts with payors to provide services and has realized an increased volume of patients as a result.

   The Company's revenues include net patient service revenues and other operating revenues. Net patient service revenues are reported at estimated net realizable amounts from patients, insurance companies, third-party payors
(primarily Medicare and Medicaid) and others for services rendered. Revenues from third-party payors also include estimated retroactive adjustments under reimbursement agreements which are subject to final review and settlement by appropriate authorities. Management determines allowances for doubtful accounts and contractual adjustments based on historical experience and the terms of payor contracts. Net accounts receivable include only those amounts estimated by management to be collectible. The Company, in many cases, operates more than one site within a market. In such markets, there is customarily an outpatient center or inpatient facility with associated satellite outpatient locations. For purposes of the following discussion and analysis, same store operations are measured on locations within markets in which similar operations existed at the end of the period and include the operations of additional locations opened within the same market. New store operations are measured on locations within new markets.

Results of Operations of the Company
Twelve-Month Periods Ended December 31, 1993 and 1994

   The Company operated 238 outpatient rehabilitation locations at December 31, 1994, compared to 171 outpatient rehabilitation locations at December 31, 1993. In addition, the Company operated 66 inpatient facilities, 47 surgery centers and five medical centers at December 31, 1994, compared to 39 inpatient facilities, 39 surgery centers and four medical centers at December 31, 1993.

   The Company's operations generated revenues of $1,274,365,000 in 1994, an increase of $595,940,000, or 87.8%, as compared to 1993 revenues. Same store revenues for the twelve months ended December 31, 1994 were $784,884,000, an increase of $106,459,000, or 15.7%, as compared to the same period in 1993. New store revenues for 1994 were $489,481,000. New store revenues primarily reflect the 28 inpatient rehabilitation facilities and 45 associated outpatient rehabilitation locations associated with the NME Selected Hospitals Acquisition. The increase in revenues is primarily attributable to the addition of these operations and increases in patient volume. Revenues generated from patients under Medicare and Medicaid plans respectively accounted for 41.0% and 3.2% of revenues for 1994, compared to 30.6% and 1.0% of revenues for 1993. The increase in Medicare revenues is primarily attributable to the NME Selected Hospitals Acquisition, since the acquired facilities had a greater proportion of Medicare patients than the Company's historical experience in its existing facilities. Revenues from any other single third-party payor were not significant in relation to the Company's revenues. During 1994, same store outpatient visits, inpatient days and surgery center cases increased 21.8%, 23.0% and 5.0%, respectively. Revenue per outpatient visit, inpatient day and surgery case for the same store operations increased (decreased) by (7.8)%, (8.4)% and 0.9%, respectively.

   Operating expenses, at the operating unit level, were $930,845,000, or 73.0% of revenues, for 1994, compared to 71.7% of revenues for 1993. Same store operating expenses for 1994 were $588,048,000, or 74.9% of related revenues. New store operating expenses were $342,797,000, or 70.0% of related revenues. Corporate general and administrative expenses increased from $26,593,000 in 1993 to $48,606,000 in 1994. As a percentage of revenues, corporate general and administrative expense decreased from 3.9% in 1993 to 3.8% in 1994. Total operating expenses were $979,451,000, or 76.9% of revenues, for 1994, compared to $513,139,000, or 75.6% of revenues, for 1993. The provision for doubtful accounts was $27,646,000, or 2.2% of revenues, for 1994, compared to $17,947,000, or 2.6% of revenues, for 1993.

   Depreciation and amortization expense was $89,305,000 for 1994, compared to $47,827,000 for 1993. The increase represents the investment in additional assets by the Company. Interest expense increased to $66,874,000 in 1994, compared to $19,107,000 for 1993, primarily because of the increased borrowings during the year under the Company's revolving line of credit, the issuance of $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 and the issuance of $115,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001. For 1994, interest income was $4,566,000, compared to $4,352,000 for 1993.

   As a result of the NME Selected Hospitals Acquisition, the Company recognized an expense of approximately $49,742,000 during the year ended December 31, 1993. By recognizing this expense, the Company accrued approximately $3,000,000 for costs related to certain employee separations and relocations. In addition, the Company provided approximately $39,000,000 for the write-down of certain assets to net realizable value as the result of planned facility consolidations, and approximately $7,700,000 for the write-off of certain capitalized development projects. The consolidations are applicable in selected markets where the Company's services overlap with those of the acquired facilities. The costs of development projects in certain target markets that were previously capitalized were written off due to the acquisition of NME facilities in or near those markets. For further discussion, see Note 10 of "Notes to Consolidated Financial Statements".

   During 1994 and 1995, the Company completed the implementation of the plan of consolidation related to the NME Selected Hospitals Acquisition. The accrual for costs related to employee separations was increased by $338,000 due to a change in estimate. This adjustment was charged to operations in 1994. The total accrual was then reduced by approximately $758,000 and $2,580,000 in actual employee separation costs during 1994 and 1995, respectively. In addition, assets with a net book value of $17,911,000 and $21,089,000 were written off against the $39,000,000 provided for in the plan during 1994 and 1995, respectively. Finally, the Company wrote off all of the $7,700,000 in capitalized development projects provided for in the plan during 1994.

   Merger and acquisition related expenses in 1994 of $6,520,000 represent costs incurred or accrued in connection with completing the ReLife Acquisition ($2,949,000) and the Heritage Acquisition ($3,571,000). For further discussion, see Note 2 of "Notes to Consolidated Financial Statements".

   During 1994, the Company recognized a $10,500,000 loss on impairment of assets. This amount relates to the termination of a ReLife management contract and a permanently damaged ReLife facility. The Company determined not to attempt to reopen such damaged facility because, under its existing licensure, the facility was not consistent with the Company's plans. Also during 1994, the Company recognized a $4,500,000 loss on abandonment of a ReLife computer project. For further discussion, see Note 15 of "Notes to Consolidated Financial Statements".

   Income before minority interests and income taxes for 1994 was $94,135,000, compared to $36,082,000 for 1993. Minority interests reduced income before income taxes by $8,864,000 in 1994, compared to $6,684,000 in 1993. The provision for income taxes for 1994 was $34,778,000, compared to $12,062,000 for 1993, resulting in effective tax rates of 40.8% for 1994 and 41.0% for 1993. Net income for 1994 was $50,493,000.

Twelve-Month Periods Ended December 31, 1994 and 1995

   The company operated 473 outpatient rehabilitation locations at December 31, 1995, compared to 238 outpatient rehabilitation locations at December 31, 1994. In addition, the Company operated 77 inpatient facilities, 56 surgery centers and five medical centers at December 31, 1995, compared to 66 inpatient facilities, 47 surgery centers and five medical centers at December 31, 1994.

   The Company's operations generated revenues of $1,556,687,000 in 1995, an increase of $282,322,000, or 22.2%, as compared to 1994 revenues. Same store revenues for the twelve months ended December 31, 1995 were $1,410,278,000, an increase of $135,913,000, or 10.7%, as compared to the same period in 1994. New store revenues for 1995 were $146,409,000. New store revenues reflect (1) the 11 rehabilitation hospitals and 12 other facilities associated with the Novacare Rehabilitation Hospitals Acquisition, (2) the 120 outpatient rehabilitation centers associated with the Caremark Acquisition, (3) the acquisition of one surgery center and one outpatient diagnostic imaging operation, and (4) the acquisition of outpatient rehabilitation operations in 31 new markets. See Note 10 of "Notes to Consolidated Financial Statements". The increase in revenues is primarily attributable to the addition of these operations and increases in patient volume. Revenues generated from patients under Medicare and Medicaid plans respectively accounted for 40.0% and 2.5% of total revenues for 1995, compared to 41.0% and 3.2% of total revenues for 1994. Revenues from any other single third-party payor were not significant in relation to the Company's total revenues. During 1995, same store outpatient visits, inpatient days and surgery center cases increased 24.6%, 11.0% and 12.0%, respectively. Revenue per outpatient visit, inpatient day and surgery case for same store operations increased (decreased) by (0.8%), 1.4% and (0.2%), respectively. These decreases were offset by increased volume from managed care and national accounts and by control of expenses.

   Operating expenses, at the operating unit level, were $1,087,554,000, or 69.9% of revenues, for 1995, compared to 73.0% of revenues for 1994. Same store operating expenses for 1995 were $983,709,000, or 69.8% of related revenues. New store operating expenses were $103,845,000, or 70.9% of related revenues. Corporate general and administrative expenses decreased from $48,606,000 in 1994 to $42,514,000 in 1995. As a percentage of revenues, corporate general and administrative expenses decreased from 3.8% in 1994 to 2.7% in 1995. Total operating expenses were $1,130,068,000, or 72.6% of revenues, for 1995, compared to $979,451,000, or 76.9% of revenues, for 1994. The provision for doubtful accounts was $31,637,000, or 2.0% of revenues, for 1995, compared to $27,646,000, or 2.2% of revenues, for 1994.

   Depreciation and amortization expense was $121,195,000 for 1995, compared to $89,305,000 for 1994. The increase resulted from the investment in additional assets by the Company. Interest expense increased to $91,693,000 in 1995, compared to $66,874,000 for 1994, primarily because of the increased average borrowings during 1995 under the Company's revolving line of credit. For 1995, interest income was $5,879,000 compared to $4,566,000 for 1994.

   As a result of the NovaCare and SHC acquisitions, the Company recognized $29,194,000 in merger and acquisition related expenses during the second quarter of 1995. Fees related to legal, accounting and financial advisory services accounted for $3,400,000 of the expense. Costs and expenses related to the purchase of the SHC Notes (see "-- Liquidity and Capital Resources" and Note 7 of "Notes to Consol-
idated Financial Statements") totaled $14,606,000. Accruals for employee separations were approximately $1,188,000. In addition, the Company provided approximately $10,000,000 for the write-down of certain assets to net realizable value as the result of a planned facility consolidation. The consolidation is applicable in a market where the Company's existing services overlap with those of an acquired facility. The planned employee separations and facility consolidation were completed by the end of 1995.

   In the fourth quarter of 1995, the Company incurred direct costs and expenses of $4,965,000 in connection with the SSCI Acquisition. These expenses consist primarily of fees related to legal, accounting and financial advisory services and are included in merger and acquisition related expenses for the year ended December 31, 1995.

   Also during 1995, the Company recognized an $11,192,000 loss on impairment of assets. The impaired assets relate to six SHC facilities in which the projected undiscounted cash flows did not support the book value of the long-lived assets of such facilities. See Note 15 of "Notes to Consolidated Financial Statements".

   Income before minority interests and income taxes for 1995 was $142,622,000, compared to $94,135,000 for 1994. Minority interests reduced income before income taxes by $15,582,000, compared to $8,864,000 for 1994. The provision for income taxes for 1995 was $48,091,000, compared to $34,778,000 for 1994, resulting in effective tax rates of 37.9% for 1995 and 40.8% for 1994. Net income for 1995 was $78,949,000.

Liquidity and Capital Resources

   At December 31, 1995, the Company had working capital of $327,474,000, including cash and marketable securities of $108,973,000. Working capital at December 31, 1994 was $236,877,000, including cash and marketable securities of $90,066,000. For 1995, cash provided by operations was $217,282,000, compared to $151,826,000 for 1994. The Company used $705,557,000 for investing activities during 1995, compared to $272,479,000 for 1994. Additions to property, plant and equipment and acquisitions accounted for $145,820,000 and $463,105,000, respectively, during 1995. Those same investing activities accounted for $161,728,000 and $89,266,000, respectively, in 1994. Financing activities provided $515,238,000 and $108,975,000 during 1995 and 1994, respectively. Net borrowing proceeds (borrowings less principal reductions) for 1995 and 1994 were $193,812,000 and $105,890,000, respectively.

   Net accounts receivable were $336,818,000 at December 31, 1995, compared to $246,983,000 at December 31, 1994. The number of days of average revenues in average receivables was 65.7 at December 31, 1995, compared to 61.8 at December 31, 1994. The increase is primarily attributable to approximately $68,300,000 in net accounts receivable obtained through acquisitions during 1995, since the days' revenues in net accounts receivable of the acquired facilities was generally greater than the Company's historical experience in its existing facilities.

   The Company has a $1,000,000,000 revolving line of credit with NationsBank, N.A. (Carolinas) and 28 other participating banks. Interest is paid based on LIBOR plus a predetermined margin, a base rate or competitively bid rates from the participating banks. This credit facility has a maturity date of October 1, 2000. The Company provided a negative pledge on all assets and granted the banks a first priority security interest in all shares of stock of its subsidiaries and rights and interests in its controlled partnerships. The effective interest rate on the average outstanding balance under the revolving line of credit was 7.01% for the twelve months ended December 31, 1995, compared to the average prime rate of 8.83% during the same period. At December 31, 1995, the Company had drawn $790,000,000 under its revolving line of credit. The Company is currently seeking an amendment to the credit facility which would extend the maturity date to April 1, 2001 and release the first priority security interest in all shares of stock of its subsidiaries and rights and interests in its controlled partnerships.

   On June 20, 1995, the Company purchased $67,500,000 of the $75,000,000 outstanding principal amount of 11.5% Senior Subordinated Notes due 2004 of SHC for 115% of the face value of the Notes. In July 1995, the remaining $7,500,000 balance was purchased on the open market. See Note 7 of "Notes to Consolidated Financial Statements".

   The Company intends to pursue the acquisition or development of additional healthcare operations, including comprehensive outpatient rehabilitation facilities, inpatient rehabilitation facilities, ambulatory surgery centers and companies engaged in the provision of rehabilitation-related services, and to expand certain of its existing facilities. While it is not possible to estimate precisely the amounts which will actually be expended in the foregoing areas, the Company anticipates that over the next twelve months, it will spend approximately $30,000,000 on maintenance and expansion of its existing facilities and approximately $150,000,000 on development of the Integrated Service Model, pursuant to which the Company plans to utilize its services in particular markets to provide an integrated continuum of coordinated care.

   On October 9, 1995, the Company entered into a Plan and Agreement of Merger with Surgical Care Affiliates, Inc. ("SCA"), pursuant to which the Company agreed to acquire SCA through a stock-for-stock merger to be accounted for as a pooling of interests. SCA operates 67 surgery centers (with an additional 10 under development or construction) in 24 states. Under the terms of the Plan and Agreement of Merger, the Company issued 1.1726 shares of its Common Stock for each share of SCA's common stock. The transaction was consummated on January 17, 1996. See Note 16 of "Notes to Consolidated Financial Statements".


   On December 16, 1995, the Company entered into an Agreement and Plan of Merger with Advantage Health Corporation ("Advantage Health"), pursuant to which the Company agreed to acquire Advantage Health through a stock-for-stock merger to be accounted for as a pooling of interests. Advantage Health operates a network of approximately 150 sites of service, including four freestanding rehabilitation hospitals, one freestanding multi-use hospital, one nursing home, 68 outpatient rehabilitation facilities, 14 inpatient managed rehabilitation units, 24 rehabilitation services management contracts and six managed sub-acute rehabilitation units. Under the terms of the Agreement and Plan of Merger, the Company issued 1.3768 shares of its Common Stock for each share of Advantage Health's common stock. The transaction was consummated on March 14, 1996. See
Note 16 of "Notes to Consolidated Financial Statements".

   Although the Company is continually considering and evaluating acquisitions and opportunities for future growth, the Company has not entered into any agreements with respect to material future acquisitions. The Company believes that existing cash, cash flow from operations, and borrowings under the revolving line of credit will be sufficient to satisfy the Company's estimated cash requirements for the next twelve months, and for the reasonably foreseeable future.

   Inflation in recent years has not had a significant effect of the Company's business, and is not expected to adversely affect the Company in the future unless it increases significantly.

   Statements contained in this Proxy Statement (including this Appendix A) which are not historical facts are forward-looking statements. In addition, the Company, through its senior management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes in reimbursement for the Company's services by governmental or private payors, competitive pressures in the healthcare industry and the Company's response thereto, the Company's ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in the Company's implementation of its Integrated Service Model, general conditions in the economy and capital markets, and other factors which may be identified from time to time in the Company's Securities and Exchange Commission filings and other public announcements.

                  Report of Ernst & Young, Independent Auditors

The Board of Directors
HEALTHSOUTH Corporation

We have audited the accompanying consolidated balance sheets of HEALTHSOUTH Rehabilitation Corporation and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HEALTHSOUTH Rehabilitation Corporation and Subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                        ERNST & YOUNG LLP




Birmingham, Alabama
February 14, 1995

                    HEALTHSOUTH Corporation and Subsidiaries


                           Consolidated Balance Sheets



                                                                              December 31
                                                              ---------------------------------------------
                                                                       1994                  1995
                                                              ---------------------------------------------
                                                                             (In thousands)
Assets
Current assets:
   Cash and cash equivalents (Note 3)                            $        73,438       $       104,896
   Other marketable securities (Note 3)                                   16,628                 4,077
   Accounts receivable, net of allowances for doubtful
     accounts and contractual adjustments of $147,436,000
     in 1994 and $212,972,000 in 1995                                    246,983               336,818
   Inventories                                                            27,398                33,504
   Prepaid expenses and other current assets                              69,092                70,888
   Deferred income taxes (Note 11)                                         3,073                13,257
                                                                          ------                ------
     Total current assets                                                436,612               563,440
Other assets:
   Loans to officers                                                       1,240                 1,525
   Other (Note 4)                                                         41,834                60,437
                                                                          ------                ------
                                                                          43,074                61,962
Property, plant and equipment, net (Note 5)                              872,795             1,100,212
Intangible assets, net (Note 6)                                          426,458               734,515
                                                                          ------                ------
Total assets                                                     $     1,778,939       $     2,460,129

        Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                              $        88,413       $        90,427
   Salaries and wages payable                                             34,848                59,540
   Accrued interest payable and other liabilities                         57,351                58,086
   Current portion of long-term debt (Note 7)                             19,123                27,913
                                                                          ------                ------

Total current liabilities                                                199,735               235,966

Long-term debt (Note 7)                                                1,032,941             1,253,374
Deferred income taxes (Note 11)                                            9,104                15,436
Other long-term liabilities (Note 15)                                      9,451                 5,375
Deferred revenue (Note 14)                                                 7,526                 1,525
Minority interests-limited partnerships (Note 9)                          15,959                20,743

Commitments and contingent liabilities (Note 12)

Stockholders' equity:
   Preferred Stock, $.10 par value-1,500,000 shares
     authorized; issued and outstanding-none                                   -                     -

   Common Stock, $.01 par value-150,000,000 shares
     authorized; issued-78,858,000 in 1994 and
     97,359,000 in 1995                                                      789                   974
   Additional paid-in capital                                            388,269               740,763
   Retained earnings                                                     138,205               208,653
   Treasury stock, at cost (91,000 shares)                                  (323)                 (323)
   Receivable from Employee Stock Ownership
     Plan                                                                (17,477)              (15,886)
   Notes receivable from stockholders                                     (5,240)               (6,471)
                                                              ---------------------------------------------
Total stockholders' equity                                               504,223               927,710
                                                              ---------------------------------------------
Total liabilities and stockholders' equity                       $     1,778,939       $     2,460,129
                                                              =============================================

See accompanying notes.

                    HEALTHSOUTH Corporation and Subsidiaries

                        Consolidated Statements of Income

                                                             Year ended December 31
                                        -------------------------------------------------------------------
                                                1993                  1994                  1995
                                        -------------------------------------------------------------------
                                                   (In thousands, except for per share amounts)

Revenues                                   $       678,425       $     1,274,365       $     1,556,687
Operating expenses:
   Operating units                                 486,546               930,845             1,087,554
   Corporate general and administrative             26,593                48,606                42,514
Provision for doubtful accounts                     17,947                27,646                31,637
Depreciation and amortization                       47,827                89,305               121,195
Interest expense                                    19,107                66,874                91,693
Interest income                                     (4,352)               (4,566)               (5,879)
Merger and acquisition related
   expenses (Notes 2 and 10)                           333                 6,520                34,159
Loss on impairment of assets (Note 15)                   -                10,500                11,192
Loss on abandonment of computer
   project (Note 15)                                     -                 4,500                     -
NME Selected Hospitals Acquisition
   related expense (Note 10)                        49,742                     -                     -
Gain on sale of partnership interest                (1,400)                    -                     -
                                        -------------------------------------------------------------------
                                                   642,343             1,180,230             1,414,065
                                        -------------------------------------------------------------------
Income before income taxes and
   minority interests                               36,082                94,135               142,622
Provision for income taxes
   (Note 11)                                        12,062                34,778                48,091
                                        -------------------------------------------------------------------
                                                    24,020                59,357                94,531
Minority interests                                   6,684                 8,864                15,582
                                        -------------------------------------------------------------------
Net income                                 $        17,336       $        50,493       $        78,949
                                        ===================================================================

Weighted average common and common
   equivalent shares outstanding                    79,484                86,461                94,246
                                        ===================================================================

Net income per common and common
   equivalent share                        $         0.22        $         0.58        $         0.84
                                        ===================================================================

Net income per common share-assuming
   full dilution                           $          N/A        $         0.58        $         0.82
                                        ===================================================================

See accompanying notes.
                                      A-14


                    HEALTHSOUTH Corporation and Subsidiaries

                 Consolidated Statements of Stockholders' Equity

                                                                                                              Notes     Additional
                                     Common     Common       Paid-In    Retained   Treasury     Receivable     from    Stockholders'
                                     Shares   Stock (Note 2)  Capital   Earnings    Stock        from ESOP  Stockholders  Equity
                                    -----------------------------------------------------------------------------------------------
                                                                          (In thousands)
Balance at December 31, 1992        $75,155     $ 752.3   $349,932.6  $ 77,305.7   $ (60.0)   $  (19,642.0)  $ (5,919.7) $402,368.9
Proceeds from exercise of
   options (Note 8)                     462         4.6      1,732.9         -         -               -            -       1,737.5
Proceeds from issuance of
   common shares                      1,074        10.7     13,987.9         -         -               -            -      13,998.6
Income tax benefits related
   to incentive stock options
   (Note 8)                               -         -          584.7         -         -               -            -         584.7
Reduction in Receivable from
   Employee Stock Ownership Plan          -         -            -           -         -             710.1          -         710.1
Payments received on stockholders'
   notes receivable                       -         -            -           -         -               -          429.7       429.7
Purchase of limited partnership
   units                                  -         -            -      (5,091.7)      -               -            -      (5,091.7)
Purchases of treasury stock             (20)        -            -           -      (263.0)            -            -        (263.0)
Net income                                -         -            -      17,336.0       -               -            -      17,336.0
                                    ------------------------------------------------------------------------------------------------
Balance at December 31, 1993         76,671       767.6    366,238.1    89,550.0    (323.0)      (18,931.9)    (5,490.0)  431,810.8
Proceeds from issuance of common
   shares at $27.17 per share            38         0.4        532.6         -         -               -            -         533.0
Proceeds from exercise of options
   (Note 8)                           2,080        20.8     15,349.4         -         -               -            -      15,370.2
Income tax benefits related to
   incentive stock options (Note 8)       -         -        6,469.6         -         -               -            -       6,469.6
Common shares exchanged in the
   exercise of options                  (22)       (0.2)      (321.2)        -         -               -            -        (321.4)
Reduction in receivable from
   Employee Stock Ownership Plan          -         -            -           -         -           1,455.0          -       1,455.0
Payments received on stockholders'
   notes receivable                       -         -            -           -         -               -          250.0       250.0
Purchase of limited partnership
   units                                  -         -            -      (1,838.0)      -               -            -      (1,838.0)
Net income                                -         -            -      50,493.4       -               -            -      50,493.4
                                    ------------------------------------------------------------------------------------------------
Balance at December 31, 1994         78,767       788.6    388,268.5   138,205.4    (323.0)      (17,476.9)    (5,240.0)  504,222.6

Adjustment for ReLife Merger
   (Note 2)                           2,732        27.3      7,113.7    (3,734.0)      -               -            -       3,407.0
Proceeds from issuance of common
   shares                            14,950       149.5    330,229.2         -         -               -            -     330,378.7
Proceeds from exercise of options
   (Note 8)                             819         8.2      8,498.8         -         -               -            -       8,507.0
Income tax benefits related to
   incentive stock options (Note 8)       -         -        6,653.3         -         -               -            -       6,653.3
Reduction in receivable from
   Employee Stock Ownership Plan          -         -            -           -         -           1,590.9          -       1,590.9
Increase in stockholders' notes
   receivable                             -         -            -           -         -               -      (1,231.0)    (1,231.0)
Purchase of limited partnership
   units                                  -         -            -      (4,767.3)      -               -            -      (4,767.3)
Net income                                -         -            -      78,949.1       -               -            -      78,949.1
                                    ================================================================================================
Balance at December 31, 1995      $  97,268     $ 973.6   $740,763.5  $208,653.2  $ (323.0)     $(15,886.0)  $(6,471.0)  $927,710.3
                                    ================================================================================================

See accompanying notes.

                    HEALTHSOUTH Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows


                                                                    Year ended December 31
                                                     ------------------------------------------------------
                                                           1993              1994             1995
                                                     ------------------------------------------------------
                                                                        (In thousands)
Operating activities
Net income                                              $      17,336     $      50,493    $      78,949
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                             47,827            89,305          121,195
     Provision for doubtful accounts                           17,947            27,646           31,637
     Provision for losses on impairment of assets                   -            10,500           11,192
     Provision for losses on abandonment of
       computer project                                             -             4,500                -
     Merger and acquisition related expenses                        -                 -           34,159
     NME Selected Hospitals Acquisition related
       expense                                                 49,742                 -                -
     Income applicable to minority interests of
       limited partnerships                                     6,684             8,864           15,582
     Provision (benefit) for deferred income taxes             (5,718)           (1,770)             938
     Provision for deferred revenue                               (49)             (164)          (1,990)
     Gain on sale of property, plant and equipment                  -              (623)               -
     Gain on sale of partnership interests                     (1,400)                -                -
     Changes in operating assets and liabilities, net of
        effects of acquisitions:
         Accounts receivable                                  (31,493)          (78,400)         (52,661)
         Inventories, prepaid expenses and other
           current assets                                     (18,373)          (21,285)           3,153
         Accounts payable and accrued expenses                 (6,903)           62,760          (24,872)
                                                     ------------------------------------------------------
Net cash provided by operating activities                      75,600           151,826          217,282

Investing activities
Purchases of property, plant and equipment                   (131,929)         (161,728)        (145,820)
Proceeds from sale of property, plant and equipment                 -            68,330           14,541
Additions to intangible assets, net of effects of
   acquisitions                                               (39,333)          (59,311)        (114,381)
Assets obtained through acquisitions, net of
   liabilities assumed                                       (460,080)          (89,266)        (463,105)
Changes in other assets                                        (5,303)          (23,038)          (6,963)
Proceeds received on sale of other marketable
   securities                                                  20,554             1,660           21,097
Investments in other marketable securities                     (6,000)           (9,126)         (10,926)
                                                     ------------------------------------------------------
Net cash used in investing activities                        (622,091)         (272,479)        (705,557)

                                      A-16

                    HEALTHSOUTH Corporation and Subsidiaries


                                                                    Year ended December 31
                                                     ------------------------------------------------------
                                                           1993              1994             1995
                                                     ------------------------------------------------------
                                                                        (In thousands)
Financing activities
Proceeds from borrowings                                $     557,657     $   1,045,471    $     610,700
Principal payments on long-term debt and leases               (33,086)         (939,581)        (416,888)
Proceeds from exercise of options                               1,736            13,895            8,508
Proceeds from issuance of common stock                         13,999               350          330,379
Purchase of treasury stock                                       (263)                -                -
Reduction in Receivable from Employee Stock
   Ownership Plan                                                 710             1,455            1,591
Payments received on (loans made to) stockholders                 429               250           (1,231)
Proceeds from investment by minority interests                  6,476             2,268            1,103
Purchase of limited partnership interests                      (3,784)           (1,090)          (7,548)
Payment of cash distributions to limited partners              (7,519)          (14,043)         (11,376)
                                                     ------------------------------------------------------
Net cash provided by financing activities                     536,355           108,975          515,238
                                                     ------------------------------------------------------
(Decrease) increase in cash and cash equivalents              (10,136)          (11,678)          26,963
Cash and cash equivalents at beginning of year
   (Note 2)                                                    95,252            85,116           77,933
                                                     ------------------------------------------------------
Cash and cash equivalents at end of year                $      85,116     $      73,438    $     104,896
                                                     ======================================================

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest                                                $      16,856     $      53,374    $      90,636
Income taxes                                                   22,216            29,315           49,581

Non-cash investing activities:

The Company  assumed  liabilities of  $88,566,000,  $24,659,000  and $51,741,000 during the years ended December 31, 1993, 1994 and 1995, respectively, in conjunction with its acquisitions. During the years ended December 31, 1993 and 1994, the Company issued 138,000 and 38,000 common shares, respectively, with a market value of $954,000 and $533,000, respectively, as consideration for acquisitions.

Non-cash financing activities:

During 1995 the Company had a two-for-one stock split on its common stock, which was effected in the form of a one hundred percent stock dividend.

The Company received a tax benefit from the disqualifying disposition of incentive stock options of $585,000, $6,470,000 and $6,653,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

During the year ended December 31, 1994, 11,000 common shares were exchanged in the exercise of options. The shares exchanged had a market value on the date of exchange of $321,000.

                            See accompanying notes.

                    HEALTHSOUTH Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1995


1.  Significant Accounting Policies

The significant accounting policies followed by HEALTHSOUTH Corporation and its subsidiaries (the Company) are presented as an integral part of the consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of HEALTHSOUTH Corporation ("HEALTHSOUTH") and its wholly-owned subsidiaries, as well as its limited partnerships (see Note 9). All significant intercompany accounts and transactions have been eliminated in consolidation.

HEALTHSOUTH Corporation is engaged in the business of providing comprehensive rehabilitative, clinical and surgical healthcare services on an inpatient and outpatient basis.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

Marketable Securities

Marketable equity securities and debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, if material, reported as a separate component of stockholders' equity, net of tax. The adjusted cost of the specific security sold method is used to compute gain or loss on the sale of securities. Interest and dividends on securities classified as available-for-sale are included in investment income. Marketable equity securities and debt securities of the Company have maturities of less than one year.

Accounts Receivable and Third-Party Reimbursement Activities

Receivables from patients, insurance companies and third-party contractual insured accounts (Medicare and Medicaid) are based on payment agreements which generally result in the Company collecting an amount different from the established rates. Final determination of the settlement is subject to review by appropriate authorities. Adequate allowances are provided for doubtful accounts and contractual adjustments. Uncollectible accounts are written off against the allowance for doubtful accounts after adequate collection efforts are made. Net accounts receivable include only those amounts estimated by management to be collectible.

The concentration of net accounts receivable from third-party contractual payors and others, as a percentage of total net accounts receivable, was as follows:

                                      December 31
                      --------------------------------------------
                              1994                  1995
                      --------------------------------------------

Medicare                       36%                   24%
Medicaid                        6                     5
Other                          58                    71
                      ============================================
                              100%                  100%
                      ============================================

                    HEALTHSOUTH Corporation and Subsidiaries

Inventories

   Inventories are stated at the lower of cost or market using the specific identification method.

Property, Plant and Equipment

   Property, plant and equipment are recorded at cost. Upon sale or retirement of property, plant or equipment, the cost and related accumulated depreciation are eliminated from the respective account and the resulting gain or loss is included in the results of operations.

Property, Plant and Equipment (continued)

   Interest cost incurred during the construction of a facility is capitalized. The Company incurred interest of $21,771,000, $69,268,000 and $93,634,000, of which $2,664,000,  $2,394,000 and $1,941,000 was capitalized,  during 1993, 1994 and 1995, respectively.

   Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The estimated useful life of buildings is 30-40 years and the general range of useful lives for leasehold improvements, furniture, fixtures and equipment is 10-15 years.

Intangible Assets

   Cost in excess of net asset value of purchased facilities is amortized over 20 to 40 years using the straight-line method. Organization and start-up costs incurred prior to opening a new facility and partnership formation costs are deferred and amortized on a straight-line basis over a period of 36 months. Organization, partnership formation and start-up costs for a project that is subsequently abandoned are charged to operations in that period. Debt issue costs are amortized over the term of the debt. Noncompete agreements are amortized using the straight-line method over the term of the agreements.

Minority Interests

   The equity of minority investors in limited partnerships of the Company is reported on the balance sheet as minority interests. Minority interests reported in the income statement reflect the respective interests in the income or loss of the limited partnerships attributable to the minority investors, the effect of which is removed from the results of operations of the Company.

Revenues

   Revenues include net patient service revenues and other operating revenues. Net patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

Income per Common and Common Equivalent Share

   Income per common and common equivalent share is computed based on the weighted average number of common shares and common equivalent shares outstanding during the periods, as adjusted for the two-for-one stock split declared in April 1995. Common equivalent shares include dilutive employees' stock options, less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's common stock. Fully diluted earnings per share (based on 100,359,000 shares in 1995) assumes conversion of the 5% Convertible Subordinated Debentures due 2001 (see Note 7). The conversion of the debentures was antidilutive in 1994.

                    HEALTHSOUTH Corporation and Subsidiaries

Impairment of Assets

   In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

   With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as: the market value of the asset; a significant adverse change in legal factors or in the business climate; adverse action by a regulator; a history of operating or cash flow losses or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, an impairment loss is calculated based on the excess of the carrying amount of the asset over the asset's fair value.

Stock Option Plan

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123 "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

2.  Mergers

   Effective December 29, 1994, the Company merged with ReLife, Inc. ("ReLife") and in connection therewith issued 11,025,290 shares of its common stock for all of ReLife's outstanding common stock. Prior to the merger, ReLife provided a system of rehabilitation services and operated 31 inpatient facilities with an aggregate of approximately 1,100 licensed beds, including nine free-standing rehabilitation hospitals, nine acute rehabilitation units, five sub-acute rehabilitation units, seven transitional living units and one residential facility and provided outpatient rehabilitation services at twelve outpatient centers. Costs and expenses of $2,949,000, primarily legal, accounting and financial advisory fees, incurred by HEALTHSOUTH in connection with the ReLife merger have been recorded in operations in 1994 and reported as merger expenses in the accompanying consolidated statements of income.

   Effective June 13, 1995, the Company merged with Surgical Health Corporation ("SHC") and in connection therewith issued 8,531,480 shares of its common stock for all of SHC's common and preferred stock. Prior to the merger, SHC operated a network of 41 freestanding surgery centers (including four mobile lithotripters) in eleven states, with an aggregate of 156 operating and procedure rooms. Costs and expenses of approximately $19,194,000 incurred by the Company in connection with the SHC merger have been recorded in operations during 1995 and reported as merger expenses in the accompanying consolidated statements of income. Fees related to legal, accounting and financial advisory services accounted for $3,400,000 of the expense. Costs and expense related to the retirement of the SHC Notes (see Note 7) totaled $14,606,000. Costs related to employee separations were approximately $1,188,000.

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                         December 31, 1995-(continued)


   SHC merged with Ballas Outpatient Management, Inc. and Midwest Anesthesia, Inc. on February 11, 1993 in a transaction accounted for as a pooling of interests. SHC recorded merger costs of $333,000 in connection with this transaction in 1993. SHC merged with Heritage Surgical Corporation on January 18, 1994 in a transaction accounted for as a pooling of interests. SHC recorded merger costs of $3,571,000 in connection with this transaction in 1994. SHC's historical financial statements for the periods prior to the two mergers described above have been restated to include the results of the acquired companies for all periods presented.

   Effective October 26, 1995, the Company merged with Sutter Surgery Centers, Inc. ("SSCI") and in connection therewith issued 1,776,001 shares of its common stock in exchange for all of SSCI's outstanding common stock. Prior to the merger, SSCI operated a network of 12 freestanding surgery centers in three states, with an aggregate of 54 operating and procedure rooms. Costs and expenses of approximately $4,965,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the SSCI merger have been recorded in operations and reported as merger expenses in the accompanying consolidated statements of income.

   The mergers of the Company with ReLife, SHC and SSCI were accounted for as poolings of interests and, accordingly, the Company's consolidated financial statements have been restated to include the results of the acquired companies for all periods presented.

   Combined and separate results of the Company and its 1995 mergers, SHC and SSCI, are as follows (in thousands):


                                      HEALTHSOUTH           SHC              SSCI            Combined
                                    ----------------- ---------------- ----------------- -----------------
Year ended December 31, 1993
     Revenues                           $  575,346      $     80,983     $     22,096      $    678,425
     Net income                             13,592             3,605              139            17,336
Year ended December 31, 1994
     Revenues                            1,127,441           108,749           38,175         1,274,365
     Net income (loss)                      53,225            (3,264)             532            50,493
Year ended December 31, 1995
     Revenues                            1,475,884            50,935           29,868         1,556,687
     Net income                             76,819             1,090            1,040            78,949

   There were no material transactions between the Company, ReLife, SHC and SSCI prior to the mergers. The effects of conforming the accounting policies of the combined companies are not material.

   Prior to its merger with the Company, ReLife reported on a fiscal year ending on September 30. The restated financial statements for all periods prior to and including December 31, 1994 are based on a combination of the Company's results for its December 31 fiscal year and ReLife's results for its September 30 fiscal year. Beginning January 1, 1995, all facilities acquired in the ReLife merger adopted a December 31 fiscal year end; accordingly, all consolidated financial statements for periods after December 31, 1994 are based on a consolidation of all of the Company's subsidiaries on a December 31 year end. ReLife's historical results of operations for the three months ended December 31, 1994 are not included in the Company's consolidated statements of income or cash flows. An adjustment has been made to stockholders' equity as of January 1, 1995 to adjust for the effect of excluding ReLife's results of operations for the three months ended December 31, 1994. The following is a summary of ReLife's results of operations and cash flows for the three months ended December 31, 1994 (in thousands):

                HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                         December 31, 1995-(continued)


Statement of Income Data:

Revenues                                              $        38,174

Operating expenses:
     Operating units                                           31,797
     Corporate general and administrative                       2,395
Provision for doubtful accounts                                   541
Depreciation and amortization                                   1,385
Interest expense                                                  858
Interest income                                                   (91)
HEALTHSOUTH merger expense                                      3,050
Loss on disposal of fixed assets                                1,000
Loss on abandonment of computer project                           973
                                                   ---------------------
                                                               41,908
                                                   ---------------------
Loss before income taxes and minority interests                (3,734)
Provision for income taxes                                          -
                                                   ---------------------
                                                               (3,734)
Minority interests                                                  -
                                                   ---------------------
Net loss                                              $        (3,734)
                                                   =====================
Statement of Cash Flow Data:

Net cash provided by operating activities              $        38,077
Net cash used in investing activities                           (9,632)
Net cash used in financing activities                          (23,950)
                                                    ---------------------
     Net increase in cash                              $         4,495
                                                    =====================

During the three months ended December 31, 1994, ReLife received $7,141,000 in proceeds from the exercise of stock options.

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)


3.  Cash, Cash Equivalents and Other Marketable Securities

Cash, cash equivalents and other marketable securities consisted of the following:

                                                                             December 31
                                                              --------------------- ---------------------
                                                                      1994                  1995
                                                              --------------------- ---------------------
                                                                            (In thousands)

Cash                                                             $        64,338       $        95,601
Municipal put bonds                                                        2,100                 2,095
Tax advantaged auction preferred stocks                                    7,000                 7,200
                                                              --------------------- ---------------------
   Total cash and cash equivalents                                        73,438               104,896
United States Treasury notes                                               1,004                     -
Certificates of deposit                                                    2,135                 1,962
Municipal put bonds                                                        3,975                   615
Municipal put bond mutual funds                                            8,514                   500
Collateralized mortgage obligations                                        1,000                 1,000
                                                              --------------------- ---------------------
Total other marketable securities                                         16,628                 4,077
                                                              --------------------- ---------------------
Total cash, cash equivalents and other
   marketable securities (approximates market value)             $        90,066       $       108,973
                                                              ===================== =====================

For purposes of the consolidated balance sheets and statements of cash flows, marketable securities purchased with an original maturity of ninety days or less are considered cash equivalents.

4.  Other Assets

Other assets consisted of the following:

                                                         December 31
                                          --------------------------------------
                                                   1994                 1995
                                          --------------------- ----------------
                                                        (In thousands)

Notes and accounts receivable                $      15,104       $      24,628
Investment in Caretenders Health Corp.               7,370               7,417
Prepaid long-term lease                                  -               8,888
Investments in other unconsolidated
   subsidiaries                                      6,007               4,031
Real estate investments                             10,022              11,586
Trusteed funds                                           -               1,879
Other                                                3,331               2,008
                                          =================== ==================
                                             $      41,834       $      60,437
                                          =================== ==================

   The Company has a 19% ownership interest in Caretenders Health Corp. ("Caretenders"). Accordingly, the Company's investment is being accounted for using the equity method of accounting. The investment was initially valued at $7,250,000. The Company's equity in earnings of Caretenders for the years ended December 31, 1993, 1994 and 1995 was not material to the Company's results of operations.

   It was not practicable to estimate the fair value of the Company's various investments in other unconsolidated subsidiaries (involved in operations similar to those of the Company) because of the lack of a quoted market price and the inability to estimate fair value without incurring excessive costs. The carrying amount at December 31, 1995 represents the original cost of the investments, which management believes is not impaired.

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)


5.  Property, Plant and Equipment

Property, plant and equipment consisted of the following:

                                                                              December 31
                                                               -------------------------------------------
                                                                       1994                  1995
                                                               --------------------- ---------------------
                                                                             (In thousands)

Land                                                              $        55,511       $        58,933
Buildings                                                                 497,433               679,988
Leasehold improvements                                                     47,427                66,948
Furniture, fixtures and equipment                                         347,419               472,904
Construction in progress                                                   45,709                24,513
                                                               --------------------- ---------------------
                                                                          993,499             1,303,286
Less accumulated depreciation and amortization                            120,704               203,074
                                                               --------------------- ---------------------
                                                                  $       872,795       $     1,100,212
                                                               ===================== =====================

6.  Intangible Assets

Intangible assets consisted of the following:

                                                                              December 31
                                                               -------------------------------------------
                                                                       1994                  1995
                                                               --------------------- ---------------------
                                                                             (In thousands)

Organizational, partnership formation and
    start-up costs                                                $        94,620       $       151,578
Debt issue costs                                                           18,848                34,029
Noncompete agreements                                                      35,253                69,400
Cost in excess of net asset value of purchased
 facilities                                                               340,365               583,473
                                                               --------------------- ---------------------
                                                                          489,086               838,480
Less accumulated amortization                                              62,628               103,965
                                                               --------------------- ---------------------
                                                                  $       426,458       $       734,515
                                                               ===================== =====================

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)


7.  Long-Term Debt

Long-term debt consisted of the following:

                                                                    December 31
                                                     ------------------------------------------
                                                             1994                  1995
                                                     ------------------------------------------
                                                                   (In thousands)
Notes and bonds payable:
   Advances under a $550,000,000 credit
     agreement with banks                               $      510,000        $            -
   Advances under a $1,000,000,000 credit
     agreement with banks                                            -               790,000
   11.5% Senior Subordinated Notes due 2004                     75,000                     -
   9.5% Senior Subordinated Notes due 2001                     250,000               250,000
   5.0% Convertible Subordinated Debentures
     due 2001                                                  115,000               115,000
   Notes payable to banks and various other
     notes payable, at interest rates from 5.5%
     to 9.0%                                                    51,830                69,789
   Hospital revenue bonds payable                               24,763                32,337
Noncompete agreements payable with
   payments due at ranging intervals through
   December 2004                                                17,610                24,161
Other                                                            7,861                     -
                                                     --------------------- ---------------------
                                                             1,052,064             1,281,287
Less amounts due within one year                                19,123                27,913
                                                     --------------------- ---------------------
                                                        $    1,032,941        $    1,253,374
                                                     ===================== =====================

   The fair value of total long-term debt approximates book value at December 31, 1994 and 1995. The fair values of the Company's long-term debt are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

   During 1994, the Company entered into a Credit Agreement with NationsBank, N.A. ("NationsBank") and other participating banks (the "1994 Credit Agreement") which consisted of a $550,000,000 revolving facility and term loan. On April 11, 1995, the Company amended and restated the 1994 Credit Agreement with NationsBank to increase the size of the revolving credit facility to $1,000,000,000. Interest is paid based on LIBOR plus a predetermined margin, a base rate, or competitively bid rates from the participating banks. The Company is required to pay a fee on the unused portion of the 1994 revolving credit facility ranging from 0.1875% to 0.375%, depending on certain defined ratios. The principal amount is payable in full on October 1, 2000. The Company provided a negative pledge of all its assets and has granted a first priority security interest in and lien on all shares of stock of its subsidiaries and rights and interests in its partnerships. At December 31, 1995, the effective interest rate associated with the 1994 Credit Agreement was approximately 6.56%.

   On March 24, 1994, the Company issued $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 (the Notes). Interest is payable on April 1 and October 1. The Notes are senior subordinated obligations of the Company and as such will be subordinated to all existing and future senior indebtedness of the Company, and also will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries and partnerships. The Notes rank senior to all subordinated indebtedness of the Company, including the 5% Convertible Subordinated Debentures due 2001 described below. The Notes mature on April 1, 2001.

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)


   Also on March 24, 1994, the Company issued $100,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001 (the Convertible Debentures). An additional $15,000,000 principal amount of Convertible Debentures was issued in April 1994 to cover underwriters' over allotments. Interest is payable on April 1 and October 1. The Convertible Debentures are convertible into Common Stock of the Company at the option of the holder at a conversion price of $18.8125 per share, subject to adjustment in the occurrence of certain events.

   The net proceeds from the issuance of the Notes and Convertible Debentures were used by the Company to pay down indebtedness outstanding under its other existing credit facilities.

   In June 1994, SHC (see Note 2) issued $75 million of 11.5% Senior Subordinated Notes due July 15, 2004 (the "SHC Notes"). The proceeds of the SHC Notes were used by SHC to pay down indebtedness outstanding under its other existing credit facilities. During 1995, the Company purchased $67,500,000 of the $75,000,000 outstanding principal amount of the SHC Notes for 115% of the face value of the Notes and the remaining $7,500,000 balance was purchased on the open market, using proceeds from the Company's other long-term credit facilities. The loss on retirement of the SHC Notes totaled approximately $14,606,000. The loss consists of the premium, write-off of unamortized bond issue costs and other fees and is included in merger expenses in the accompanying consolidated statement of income (see Note 2).

   Principal maturities of long-term debt are as follows:

Year ending December 31                            (In thousands)
- ------------------------                       ---------------------


1996                                              $       27,913
1997                                                      24,186
1998                                                      18,360
1999                                                      12,158
2000                                                     800,077
After 2000                                               398,593
                                               =====================
                                                  $    1,281,287
                                               =====================

8.  Stock Options

   The Company has various stockholder-approved stock option plans which provide for the grant of options to Directors, officers and other key employees to purchase common stock at 100% of the fair market value as of the date of grant. The Board of Directors administers the stock option plans. Options may be granted as incentive stock options or as non-qualified stock options. Incentive stock options vest 25% annually, commencing upon completion of one year of employment subsequent to the date of grant. Non-qualified stock options generally are not subject to any vesting provisions. The options expire at dates ranging from five to ten years from the date of grant.

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)


8.  Stock Options (continued)

The following table summarizes activity in the stock option plans:

                                              1993              1994              1995
                                         ---------------- ----------------- -----------------

Options outstanding January 1:            $  11,450,885    $  14,900,895     $  13,383,945
     Granted                                  3,944,252        1,253,194         3,296,816
     Exercised                                  374,602        1,977,562         1,149,808
     Canceled                                   119,640          792,582           304,393
                                         ---------------- ----------------- -----------------
Options outstanding at December 31        $  14,900,895    $  13,383,945     $  15,226,560
                                         ================ ================= =================

Option price range for options
     granted during the period            $6.75 - $8.44  $13.94 - $18.25   $16.75 - $30.75

Option price range for options
    exercised during the period           $1.50 - $9.59    $1.50 - $8.44    $1.52 - $17.24

Options exercisable at December 31           10,665,880       10,948,440        12,783,364

Options available for grant at
     December 31                                689,013        1,103,134         2,681,064

9.  Limited Partnerships

   HEALTHSOUTH operates a number of rehabilitation and surgery centers as limited partnerships in which HEALTHSOUTH serves as the general partner. These limited partnerships are included in the consolidated financial statements (as more fully described in Note 1 under "Minority Interests"). The limited partners share in the profit or loss of the partnerships based on their respective ownership percentage (ranging from 1% to 50% at December 31, 1995) during their ownership period.

   Beginning in 1992, due to federal and state regulatory requirements, the Company began the process of buying back selected partnership interests of its physician limited partners. The buyback prices for the interests were in general based on a predetermined multiple of projected cash flows of the partnerships. The excess of the buyback price over the book value of the limited partners' capital amounts was charged to the Company's retained earnings.

10.  Acquisitions

   Effective April 1, 1995, the Company acquired the rehabilitation hospitals division of NovaCare, Inc. ("NovaCare"), consisting of 11 rehabilitation hospitals, 12 other facilities, and certificates of need to build two other facilities. The total purchase price for the NovaCare facilities was approximately $235,000,000 in cash. The cost in excess of net asset value was approximately $173,000,000. Of this excess, approximately $129,000,000 was allocated to leasehold value and the remaining $44,000,000 to cost in excess of net asset value of purchased facilities. As part of the acquisition, the Company acquired approximately $4,790,000 in deferred tax assets. The Company also provided approximately $10,000,000 for the write-down of certain assets to net realizable value as the result of a planned facility consolidation. The consolidation is applicable in a market where the Company's existing services overlap with those of an acquired facility. The planned employee separations and facility consolidation were completed by the end of 1995.

   The pro forma effect of this acquisition on 1994 and 1995 operations and net income per common and common equivalent share is reflected in the pro forma summary in Note 16.

   Effective December 1, 1995, the Company acquired Caremark Orthopedic Services Inc. ("Caremark"). Caremark owns and operates approximately 120 outpatient rehabilitation centers in 13 states. The total purchase price was approximately $127,500,000 in cash.

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)

   Also at various dates during 1995, the Company acquired 70 separate outpatient rehabilitation operations located throughout the United States, one outpatient surgery center and one outpatient diagnostic imaging operation. The combined purchase prices of these 72 acquisitions was approximately $102,281,000. The form of consideration comprising the combined purchase prices was approximately $85,745,000 in cash and $16,536,000 in notes payable.

   In connection with these transactions, the Company entered into non-compete agreements with former owners totaling $16,222,000. In general these non-compete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.

   The fair value of the total net assets relating to the 1995 acquisitions described above, excluding the NovaCare acquisition, was approximately $58,452,000. The total cost of these acquisitions exceeded the fair value of the net assets acquired by approximately $171,329,000. The Company evaluated each acquisition independently to determine the appropriate amortization period for the cost in excess of net asset value of purchased facilities. Each evaluation included an analysis of historic and projected financial performance, evaluation of the estimated useful lives of buildings and fixed assets acquired, the indefinite lives of certificates of need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal term of partnerships where applicable. Based on these evaluations, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1995 acquisitions should be amortized over periods ranging from 25 to 40 years on a straight-line basis. No other identifiable intangible assets were recorded in the acquisitions described above.

   All of the 1995 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition. With the exception of NovaCare, none of the above acquisitions were material individually or in the aggregate.

   At various dates during 1994, the Company acquired 53 separate outpatient operations located throughout the United States. The combined purchase price of these acquired outpatient operations was approximately $53,947,000. The Company also acquired a specialty medical center in Dallas, Texas, a contract therapist provider and a diagnostic imaging company. The combined purchase price of these three operations was approximately $25,861,000. The form of consideration constituting the total purchase prices of $79,808,000 was approximately $68,359,000 in cash, $10,916,000 in notes payable and approximately 38,000 shares of common stock valued at $533,000.

   In connection with these transactions, the Company entered into non-compete agreements with former owners totaling $10,814,000. In general, these non-compete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.

   The fair value of the total net assets relating to the 1994 acquisitions described above was approximately $11,087,000. The total cost for 1994 acquisitions exceeded the fair value of the net assets acquired by approximately $68,721,000. Based on the evaluation of each acquisition utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1994 acquisitions should be amortized over periods ranging from 25 to 40 years on a straight-line basis. No other identifiable assets were recorded in the acquisitions described above.

   All of the 1994 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses (not material individually or in the aggregate) are included in the accompanying consolidated financial statements from their respective dates of acquisition.

   Effective December 31, 1993, the Company completed an acquisition from National Medical Enterprises, Inc. (NME) of 28 inpatient rehabilitation facilities and 45 outpatient rehabilitation centers, which constituted substantially all of NME's rehabilitation services division (the NME Selected Hospitals Ac-

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)

   quisition). The purchase price was approximately $296,661,000 cash, plus net working capital of $64,503,000, subject to certain adjustments, the assumption of approximately $16,313,000 of current liabilities and the assumption of approximately $17,111,000 in long-term debt.

   As a result of the NME Selected Hospitals Acquisition, HEALTHSOUTH recognized an expense of approximately $49,742,000 during the year ended December 31, 1993. This expense represents management's estimate of the cost to consolidate operations of thirteen existing HEALTHSOUTH facilities (three inpatient facilities and ten outpatient facilities) into the operations of certain facilities acquired from NME. This plan was formulated by HEALTHSOUTH's management in order to more efficiently provide services in markets where multiple locations now exist as a result of the acquisition. The plan of consolidation calls for the affected operations to be merged into the operations of the acquired facilities over a period of 12 to 24 months from the date of the NME Selected Hospitals Acquisition. Due to the single-use nature of these properties, the consolidation plan does not provide for the sale of these facilities.

   The total expense of $49,742,000 consists of several components. First, approximately $39,000,000 relates to the writedown of the assets of the affected HEALTHSOUTH facilities to their estimated net realizable value. Of this $39,000,000, approximately $31,500,000 relates to the assets of the three inpatient facilities and approximately $7,500,000 relates to the assets of the ten outpatient facilities. The $39,000,000 is broken down into the following asset categories (net of any related accumulated depreciation or amortization):

                        Inpatient             Outpatient
                        Facilities            Facilities              Total
                   --------------------- --------------------- ----------------
                                           (In thousands)

Land                  $       2,898         $           -         $       2,898
Buildings                    16,168                     -                16,168
Equipment                     4,326                 2,920                 7,246
Intangible assets             6,111                 3,455                 9,566
Other assets                  1,997                 1,125                 3,122
                   ===================== ===================== ================
                      $      31,500         $       7,500         $      39,000
                   ===================== ===================== ================

   During the year ended December 31, 1994, management discontinued operations in two of the inpatient facilities and three of the outpatient facilities affected by the plan and merged them into the operations of the acquired
facilities.   Accordingly,  assets  with  a  net  book  value  of  approximately
$17,911,000 were written off in 1994 against the reserves established at December 31, 1993. Operations at the remaining inpatient facility and the remaining seven outpatient facilities identified in the plan were discontinued during 1995 and charged against the remaining reserve.

   Second, $7,700,000 relates to the write-off of certain capitalized development projects. These projects relate to the planned facilities that, if completed, would be in direct competition with certain of the acquired NME facilities. These development projects were written off in 1994 against the reserves established at December 31, 1993.

   Finally, approximately $3,000,000 was accrued for costs of employee separations, relocations and other direct costs related to the planned consolidation of the affected operations. During the second quarter of 1994, management revised its estimate of the cost of the employee separations and relocations. The revised estimate calls for approximately 150 employees to be affected by separations and approximately 400 to be affected by relocations. Separation benefits under the revised plan range from one month's to one year's compensation and totals approximately $2,188,000. Relocation benefits are estimated to be $2,000 per employee and total $800,000. An additional $350,000 has been provided for

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)

additional direct administrative costs associated with the implementation of the plan, including outplacement services, travel and legal fees. Accordingly, the total revised estimated cost of employee separations and relocations is $3,338,000. The difference between the initial estimate and the revised estimate was treated as a change in accounting estimate and charged to operations in the second quarter of 1994.

   The total costs relating to terminations and relocations incurred by the Company and charged against the reserve were $758,000 and $2,580,000 for the years ended December 31, 1994 and 1995, respectively. This cost is the only cash expense included in the acquisition related expense.

   Also at various dates during 1993, the Company acquired 27 separate outpatient rehabilitation operations located throughout the United States. The total consideration paid for these acquired outpatient rehabilitation operations was approximately $23,943,000, consisting of $21,634,000 in cash and $2,309,000 in notes payable. The fair value of the net assets acquired was approximately $5,196,000. The total cost of the 1993 outpatient rehabilitation acquisitions exceeded the fair value of the net assets acquired by approximately $18,747,000. The Company also acquired thirteen outpatient surgery center operations during 1993. The total consideration paid for these acquired outpatient surgery center operations was approximately $51,392,000, consisting of $44,799,000 in cash, $5,639,000 in notes payable and common stock value at $954,000. The total cost of the 1993 outpatient surgery acquisitions exceeded the fair value of the net assets acquired by approximately $11,710,000. Based on the evaluation of each acquisition, utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1993 acquisitions should be amortized over a 40 year period on a straight line basis. No other identifiable intangible assets were recorded in the acquisitions described above.

   Also during 1993, the Company acquired 100% of the stock of Rebound, Inc. ("Rebound") for net consideration of approximately $14,000,000 in cash. Rebound operated 293 beds in thirteen facilities. The purchase price exceeded the fair value of the net assets acquired by approximately $11,200,000, which was allocated to excess of cost over net asset value of purchased facilities. All of the 1993 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition.

11.  Income Taxes

   HEALTHSOUTH and its subsidiaries file a consolidated federal income tax return. The limited partnerships file separate income tax returns. HEALTHSOUTH's allocable portion of each partnership's income or loss is included in the taxable income of the Company. The remaining income or loss of each partnership is allocated to the limited partners.

   The Company utilizes the liability method of accounting for income taxes, as required by Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes".

   At December 31, 1995, the Company has net operating loss carryforwards of approximately $41,736,000 for income tax purposes expiring through the year 2010. Those carryforwards resulted from the Company's acquisitions of Diagnostic Health Corporation, ReLife, NovaCare, and SHC (Notes 2 and 10).

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)


   Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1994 are as follows:

                                           Current      Noncurrent        Total
                                      ------------------------------------------
                                                      (In thousands)

Deferred tax assets:
NME Selected Hospitals Acquisition
   related expense                      $        -     $    15,241    $   15,241
     Allowance for bad debts                18,440               -        18,440
     Amortization                                -           5,550         5,550
     Other                                   2,019           3,444         5,463
                                      ------------------------------------------
Total deferred tax assets                   20,459          24,235        44,694
Deferred tax liabilities:
     Depreciation                       $         -    $    19,276    $   19,276
     Non-accrual experience method           12,353              -        12,353
     Contracts                                3,849              -         3,849
     Capitalized costs                            -         10,487        10,487
     Other                                    1,184          3,576         4,760
                                      ------------------------------------------
Total deferred tax liabilities               17,386         33,339        50,725
                                      ------------------------------------------
Net deferred tax assets (liabilities)   $     3,073    $    (9,104)   $  (6,031)
                                      ==========================================


Significant components of the Company's deferred tax liabilities and assets as of December 31, 1995 are as follows:

                                                   Current              Noncurrent              Total
                                             --------------------- --------------------- ---------------------
                                                                      (In thousands)
Deferred tax assets:
     Accruals                                   $         6,988       $             -       $         6,988
     Acquired net operating loss                              -                16,277                16,277
     Allowance for bad debts                             25,614                     -                25,614
     Other                                                1,584                 5,549                 7,133
                                             --------------------- --------------------- ---------------------
Total deferred tax assets                                34,186                21,826                56,012

Deferred tax liabilities:
     Depreciation                               $             -       $        22,518       $        22,518
     Non-accrual experience method                       14,559                     -                14,559
     Contracts                                            3,849                     -                 3,849
     Capitalized costs                                        -                12,916                12,916
     Other                                                2,521                 1,828                 4,349
                                             --------------------- --------------------- ---------------------
Total deferred tax liabilities                           20,929                37,262                58,191
               `                              --------------------- --------------------- ---------------------
Net deferred tax assets (liabilities)           $        13,257       $       (15,436)      $        (2,179)
                                             ===================== ===================== =====================

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)

The provision for income taxes was as follows:

                                                      Year ended December 31
                                 -----------------------------------------------------------------
                                         1993                  1994                  1995
                                 -----------------------------------------------------------------
                                                          (In thousands)
Currently payable:
     Federal                        $        15,660       $        31,789       $        42,317
     State                                    2,120                 4,759                 4,836
                                 -----------------------------------------------------------------
                                             17,780                36,548                47,153
Deferred expense (benefit):
     Federal                                 (5,162)               (1,475)                  842
     State                                     (556)                 (295)                   96
                                 -----------------------------------------------------------------
                                             (5,718)               (1,770)                  938
                                 -----------------------------------------------------------------
Total provision                     $        12,062       $        34,778       $        48,091
                                 =================================================================

The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes was as follows:

                                                                  Year ended December 31
                                             -----------------------------------------------------------------
                                                     1993                  1994                  1995
                                             -----------------------------------------------------------------

                                                                      (In thousands)

Federal taxes at statutory rates                $        12,629       $        32,947       $        49,918
Add (deduct):
   State income  taxes,  net of federal
      tax benefit                                           822                 2,798                 3,206
   Tax-exempt interest income                              (454)                 (276)                 (198)
   Other                                                   (935)                 (691)               (4,835)
                                             -----------------------------------------------------------------
                                                $        12,062       $        34,778       $        48,091
                                             =================================================================

12.  Commitments and Contingencies

   At December 31, 1995, anticipated capital expenditures for the next twelve months are $180,000,000. This amount includes expenditures for maintenance and expansion of the Company's existing facilities as well as development and integration of the Company's services in selected metropolitan markets.

   Beginning December 1, 1993, the Company became self-insured for professional liability and comprehensive general liability. The Company purchased coverage for all claims incurred prior to December 1, 1993. In addition, the Company purchased underlying insurance which would cover all claims once established limits have been exceeded. It is the opinion of management that at December 31, 1995 the Company has adequate reserves to cover losses on asserted and unasserted claims.

   Operating leases generally consist of short-term lease agreements for buildings where facilities are located. These leases generally have 5-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Total rental expense for all operating leases was $30,118,000, $67,001,000 and $89,288,000 for the years ended December 31, 1993, 1994 and
1995, respectively.

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)


   The following is a schedule of future minimum lease payments under all operating leases having initial or remaining non-cancelable lease terms in excess of one year:

Year ending December 31                             (In thousands)
- ------------------------                         ---------------------


1996                                                $       89,016
1997                                                        82,249
1998                                                        75,881
1999                                                        66,271
2000                                                        53,812
After 2000                                                 248,924
                                                 =====================
Total minimum payments required                     $      616,153
                                                 =====================

13.  Employee Benefit Plans

   The Company has a 401(k) savings plan which matches 15% of the first 4% of earnings that an employee contributes. All contributions are in the form of cash. All employees who have completed one year of service with a minimum of 1,000 hours worked are eligible to participate in the plan. Company contributions are gradually vested over a seven-year service period. Contributions to the plan by the Company were approximately $490,000, $1,094,000 and $1,196,000 in 1993, 1994 and 1995, respectively.

13.  Employee Benefit Plans (continued)

   In 1991, the Company established an Employee Stock Ownership Plan ("ESOP") for the purpose of providing substantially all employees of the Company the opportunity to save for their retirement and acquire a proprietary interest in the Company. The ESOP currently owns approximately 830,000 shares of the Company's common stock, which were purchased with funds borrowed from the Company, $10,000,000 in 1991 (the "1991 ESOP Loan") and $10,000,000 in 1992 (the
"1992 ESOP Loan"). At December 31, 1995, the combined ESOP Loans had a balance of $15,886,000. The 1991 ESOP Loan, which bears an interest rate of 10%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1992. The 1992 ESOP Loan, which bears an interest rate of 8.5%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1993. Company contributions to the ESOP began in 1992 and shall at least equal the amount required to make all ESOP loan amortization payments for each plan year. The Company recognizes compensation expense based on the shares allocated method. The total compensation expense related to the ESOP recognized by the Company was $3,198,000, $3,673,000 and $3,524,000 in 1993, 1994 and 1995, respectively. Interest incurred on the ESOP Loans was approximately $1,743,000, $1,608,000 and $1,460,000 in 1993, 1994 and
1995, respectively. Approximately 229,000 shares owned by the ESOP have been allocated to participants at December 31, 1995.

   During 1993, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 93-6, "Employers Accounting for Employee Stock Ownership Plans". Among other provisions, SOP 93-6 requires that compensation expense relating to employee stock ownership plans be measured based on the fair market value of the shares when allocated to the employees. The provisions of SOP 93-6 apply only to leveraged ESOPs formed after December 31, 1992, or shares newly acquired by an existing leveraged ESOP after December 31, 1992. Because all shares owned by the Company's ESOP were acquired prior to December 31, 1992, the Company's accounting policies for the shares currently owned by the ESOP are not affected by SOP 93-6.

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)

14.  Sale of Assets

   During the second quarter of 1994, the Company consummated the sale of selected properties to Capstone Capital Corporation ("Capstone"), a real estate investment trust. These properties include six ancillary hospital facilities, three outpatient rehabilitation facilities, two outpatient surgery centers, one uncompleted medical office building and one research facility. The net proceeds to the Company as a result of this transaction were approximately $58,425,000. The net book value of the properties was approximately $50,735,000. Because the Company is leasing back substantially all of the properties from Capstone, payments which aggregate $6.9 million annually, the resulting gain on sale of approximately $7,690,000 has been recorded on the accompanying consolidated balance sheet as deferred revenue and will be amortized into income over the initial lease terms of the properties. The Company is accounting for each of the new leases as an operating lease with an initial lease term of 5 years. During 1995, the Company sold another inpatient rehabilitation hospital property to Capstone under terms similar to those described above. Aggregate annual lease payments for this property totaled $1.7 million. The resulting loss of approximately $4,010,000 has been netted against the deferred gain described above and will be amortized to expense over the initial lease term. The Company and certain Company officers own approximately 4.5% of the outstanding common stock of Capstone at December 31, 1995.

15.  Impairment of Long-Term Assets

   During 1994, certain events occurred which impaired the value of specific long-term assets of ReLife (see Note 2). A hospital in Missouri with a distinct part unit which ReLife was managing was purchased in 1994 by an acute care provider which terminated the contract with ReLife. Remaining goodwill of $1,700,000 and costs allocated to the management contract of $1,300,000 were written off as there is no value remaining for the terminated contract.

   A ReLife facility in central Florida incurred tornado damage and has not been operating since September 1993. During 1994, management of ReLife determined that it is probable that this facility will not reopen. Start-up costs of $1,600,000 were written off. This facility is leased under an operating lease as described in Note 12 through the year 2001. An impairment accrual has been established based on the projected undiscounted net cash flows related to this non-operating facility for the remainder of the lease term. The accrual totals $5,900,000 and consists of $4,700,000 in lease payments and $1,200,000 in fixed costs and operating expenses, including property taxes, maintenance, security and other related costs.

   During 1994, ReLife entered into a contract for a new information system. Payments under the contract and related costs were capitalized during the year. After the agreement to merge with HEALTHSOUTH was entered into (see Note 2), the computer project was abandoned resulting in a write-off of capitalized cost of $4,500,000.

   During the second quarter of 1995, the Company recognized an $11,192,000 loss on impairment of assets which relates to six SHC (see Note 2) facilities in which the undiscounted cash flows did not support the book value of the long-lived assets of such facilities. The assets were written down to fair value as determined from an independent appraisal of such properties.

   The above amounts are shown recorded in operations in the consolidated statement of income.

                    HEALTHSOUTH Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                          December 31, 1995-(continued)


16.  Subsequent Events - Unaudited

   On January 17, 1996, the Company consummated the acquisition of Surgical Care Affiliates, Inc. ("SCA") in a transaction accounted for as a pooling of interests. In the transaction, SCA stockholders received an aggregate of 45,928,339 shares of the Company's common stock. SCA operates 67 surgery centers in 24 states.

   On March 14, 1996, the Company consummated the acquisition of Advantage Health Corporation ("Advantage Health") in a transaction accounted for as a pooling of interests. In the transaction, Advantage Health stockholders and optionholders received an aggregate of 9,101,989 shares of the Company's common stock. Advantage Health operates a network of 136 sites of service, including four freestanding rehabilitation hospitals, one freestanding multi-use hospital, one nursing home, 68 outpatient rehabilitation facilities, 14 inpatient managed rehabilitation units, 24 rehabilitation services management contracts and six managed sub-acute rehabilitation units.

   The effects of conforming the accounting policies of the Company, SCA and Advantage Health are not expected to be material.

   The following table summarizes the unaudited consolidated pro forma results of operations, assuming the SCA and Advantage Health acquisitions described above had occurred at the beginning of each of the following periods. This pro forma summary does not necessarily reflect the results of operations as they would have been had the Company and the acquired entities constituted a single entity during such periods. The 1994 and 1995 amounts also reflect the pro forma effects of the NovaCare acquisition (see Note 10).


                                                        Year ended December 31
                                           ---------------------------------------------------
                                               1993              1994              1995
                                           --------------- ----------------- -----------------
                                               (In thousands, except per share amounts)

Revenues                                        $ 979,206        $1,799,805        $2,042,948
Net income                                         60,474            87,607            91,959
Net income per common share--assuming
 full dilution                                       0.45              0.61              0.62

                        MARKET FOR REGISTRANT'S COMMON
                   EQUITY AND RELATED STOCKHOLDERS MATTERS

   The Company's Common Stock is listed for trading on the New York Stock Exchange (Symbol: HRC). The following table sets forth for the fiscal periods indicated the high and low reported sale prices for the Company's Common Stock as reported on the NYSE Composite Transactions Tape. All prices shown have been adjusted for a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.


                    Reported
                    Sale Price
                    High      Low
1994
 First Quarter..  $16.13   $11.69
 Second Quarter.   17.32    12.63
 Third Quarter..   19.69    12.88
 Fourth Quarter.   19.32    16.13
1995
 First Quarter..  $20.44   $18.06
 Second Quarter.   21.63    16.32
 Third Quarter..   25.75    17.25
 Fourth Quarter.   32.38    22.50


                            ________________________

   The closing price for the Common Stock on the New York Stock Exchange on March 26, 1996, was $35 3/4 .

   There were approximately 3,413 holders of record of the Common Stock as of March 26, 1996, excluding those shares held by depository companies for certain beneficial owners.


   The Company has never paid cash dividends on its Common Stock and does not anticipate the payment of cash dividends in the foreseeable future. The Company currently anticipates that any future earnings will be retained to finance the Company's operations.

               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                     ACCOUNTING AND FINANCIAL DISCLOSURE


   The Company has not changed independent accountants within the 24 months prior to December 31, 1995.

PROXY

                           HEALTHSOUTH CORPORATION
                ANNUAL MEETING OF STOCKHOLDERS -- MAY 2, 1996
                     THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS

   The undersigned hereby appoints RICHARD M. SCRUSHY and AARON BEAM, JR. or _______________________, and each of them, with several powers of substitution, proxies to vote the shares of Common Stock, par value $.01 per share, of HEALTHSOUTH Corporation which the undersigned could vote if personally present at the Annual Meeting of Stockholders of HEALTHSOUTH Corporation to be held at Two Perimeter Park South, Birmingham, Alabama 35243, on Thursday, May 2, 1996, at 2:00 p.m., C.D.T., and any adjournment thereof:

   1. Election of Directors

   | ] FOR all nominees listed below (except as marked to the contrary below)

   | ] WITHHOLD AUTHORITY to vote
for all nominees listed below

   INSTRUCTION: To withhold authority to vote for any individual nominee, mark a line through the nominee's name in the list below.

Richard M. Scrushy      C. Sage Givens             Anthony J. Tanner
Phillip C. Watkins      Richard F. Celeste         Larry R. House
George H. Strong        Charles W. Newhall III     James P. Bennett
John S. Chamberlin      Aaron Beam, Jr.            P. Daryl Brown
Joel C. Gordon          Raymond J. Dunn, III

                    (Continued and to be signed on other side)

                           (Continued from other side)

   2. In their discretion, to act upon any matters incidental to the foregoing and such other business as may properly come before the Annual Meeting or any adjournment thereof.

   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Item 1 above. Any stockholder who wishes to withhold the discretionary authority referred to in Item 2 above should mark a line through the entire Item.

   DATED _______________, 1996

   Signature(s)
(Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each stockholder should sign.)

       PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED
                      ENVELOPE. NO POSTAGE IS REQUIRED.